Exhibit 2.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

OSMOSE HOLDINGS, INC.,

OSMOSE, INC.,

OSMOSE RAILROAD SERVICES, INC.

and

KOPPERS INC.

Dated as of April 13, 2014

4.26	Indebtedness	31
4.27	Brokerage	31
4.28	Data Room	31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		31
5.01	Organization and Power	31
5.02	Authorization; Valid and Binding Agreement	31
5.03	No Breach	32
5.04	Litigation	32
5.05	Brokerage	32
5.06	Investment Representation	32
5.07	Financing; Availability of Funds	32
5.08	Knowledge of Buyer	33
5.09	Solvency	34

ARTICLE 6 PRE-CLOSING COVENANTS		34
6.01	Conduct of the Business	34
6.02	Access	34
6.03	Regulatory Filings	35
6.04	Conditions	36
6.05	Exclusive Dealing	37
6.06	Notification	37
6.07	Sensitive Information	38
6.08	Audited Financial Statements	38
6.09	Osmose Unpaid Transaction Expenses	39
6.10	Intercompany Accounts and Intercompany Arrangements	39
6.11	Financing	39
6.12	Seller and Acquired Companies Financing Assistance	41
6.13	Copper Hedging Contracts	43
6.14	Release of Security	44

ARTICLE 7 ADDITIONAL AGREEMENTS		44
7.01	Access	44
7.02	Director and Officer Liability and Indemnification	45
7.03	Employment and Benefit Arrangements	45
7.04	Contact with Business Relations	46
7.05	Employee Matters	46
7.06	[RESERVED.]	46
7.07	Insurance	46
7.08	Non-Solicitation of Employees; Non-Competition; Confidentiality	47
7.09	Misallocated Assets	48
7.10	Property A	48
7.11	Payments	48
7.12	Contract and Permit Consents	49
7.13	Consent Payment Amounts	50
7.14	Compound Marks and Use of “Osmose” Name	50

ARTICLE 8 TERMINATION		50
8.01	Termination	50
8.02	Effect of Termination	51

ARTICLE 9 INDEMNIFICATION		51
9.01	Survival	51
9.02	Indemnification by Seller	51
9.03	Indemnification by Buyer	55
9.04	Expiration of Claims and Escrow Release	55
9.05	Procedures Relating to Indemnification	56
9.06	Mitigation	58
9.07	Determination of Loss Amount	58
9.08	Tax Benefits	59
9.09	Exclusive Remedy	59
9.10	Acknowledgment by Buyer	59
9.11	Release	60
9.12	Further Assurances	60

ARTICLE 10 TAX MATTERS		61
10.01	Tax Matters	61

ARTICLE 11 DEFINITIONS		65
11.01	Definitions	65
11.02	Other Definitional Provisions	81

ARTICLE 12 MISCELLANEOUS		82
12.01	Press Releases and Communications	82
12.02	Expenses; Interest	82
12.03	Knowledge Defined	82
12.04	Notices	83
12.05	Assignment	85
12.06	Severability	85
12.07	No Strict Construction; Disclosure Schedules	86
12.08	Amendment and Waiver	86
12.09	Complete Agreement	86
12.10	Counterparts	86
12.11	Governing Law	87
12.12	Consent to Jurisdiction and Service of Process	87
12.13	Waiver of Jury Trial	87
12.14	No Third-Party Beneficiaries	87
12.15	Specific Performance	87
12.16	Remedy in Case of Financing Failure	88
12.17	Attorney-Client Privilege and Conflict Waiver	89

Exhibits:

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Patent License Agreement

Exhibit C – Form of Professional Services Agreement

Exhibit D – Form of Trademark License Agreement

Exhibit E – Form of Transition Services Agreement

Schedules:

Schedule A – Restructuring

Schedule 1.02(b)(i) – Net Working Capital Line Items

Schedule 2.01(l) – Required Consents

Schedule 2.01(n) – Required Resignations

Schedule 6.08(b) – Audited Financial Statements Requirements

Disclosure Schedules:

Schedule 3.03 – Ownership of Shares

Schedule 4.01 – Jurisdictions

Schedule 4.02 – Subsidiaries

Schedule 4.04(a) – No Breach

Schedule 4.04(b) – Consents

Schedule 4.05 – Capital Stock

Schedule 4.06(a) – Financial Statements

Schedule 4.06(d) – Internal Controls

Schedule 4.06(e) – Undisclosed Liabilities

Schedule 4.07(b) – Absence of Certain Developments

Schedule 4.08(a) – Personal Property

Schedule 4.08(b) – Leased Real Property

Schedule 4.08(c) – Owned Real Property

Schedule 4.08(e) – Condition and Use

Schedule 4.09 – Tax Matters

Schedule 4.10(a) – Material Contracts

Schedule 4.10(b) – Contracts and Commitments

Schedule 4.11(a) – Intellectual Property Rights

Schedule 4.11(b) – Intellectual Property Rights

Schedule 4.11(c)(i) – Intellectual Property Rights

Schedule 4.11(c)(ii) – Intellectual Property Rights

Schedule 4.11(f) – Certain Patent

Schedule 4.11(g) – Non-Related Intellectual Property

Schedule 4.12 – Litigation

Schedule 4.13(a) – Employee Benefit Plans

Schedule 4.13(e) – Accelerated Vesting

Schedule 4.13(f) – Foreign Plans

Schedule 4.14 – Insurance

Schedule 4.16 – Environmental Matters

Schedule 4.17 – Affiliated Transactions

Schedule 4.18 – Employment and Labor Matters

Schedule 4.20(a) – Accounts Receivable

Schedule 4.20(b) – Customers

Schedule 4.20(c) – Suppliers

Schedule 4.21 – Governmental Authorizations

Schedule 4.22 – Inventory

Schedule 4.24 – Disclosed Real Property

Schedule 4.25 – Warranty and Product Liability

Schedule 4.26 – Indebtedness

Schedule 4.27 – Brokerage

Schedule 6.01 – Conduct of Business

Schedule 6.08(b) – Audited Financial Statements Requirements

Schedule 6.10 – Intercompany Accounts and Intercompany Arrangements

Schedule 6.14 – Release of Security

Schedule 7.03 – M&A Qualified Beneficiaries

Schedule 7.08(b) – Restricted Persons

Schedule 7.10 – Property A and Property B

Schedule 11.1 – Known Environmental Conditions

Schedule 11.2 – Liabilities Associated with Real Property of Acquired Companies

Schedule 11.3 – Designated Copper Hedging Contracts

Schedule 11.4 – Permitted Liens

Schedule 11.5 – Site-by-Site Environmental Reserves

The exhibits, schedules, and disclosure schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit, schedule, and/or disclosure schedule will be furnished to the SEC upon request.

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 13, 2014, by and among Koppers Inc., a Pennsylvania corporation (“Buyer”), Osmose, Inc., a New York corporation (“Osmose Chemicals”), Osmose Railroad Services, Inc., a Delaware corporation (“Osmose Railroad,” and, together with Osmose Chemicals, the “Osmose Entities”), and Osmose Holdings, Inc., a Delaware corporation (“Seller”). Capitalized terms used and not otherwise defined have the respective meanings set forth in Article 11 below.

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Osmose Entities, consists of 774,254 shares of common stock, par value $0.10 per share, of Osmose Chemicals and 100 shares of common stock, par value $1.00 per share, of Osmose Railroad (collectively, the “Shares”);

WHEREAS, Osmose Chemicals is in the business of manufacturing wood preservation chemicals for use in treating lumber (the “WPG Business”), and Osmose Railroad is in the business of providing railroad bridge inspection, treatment, repair, design, and construction services (the “ORS Business,” and, collectively with the WPG Business, the “Transferred Business”);

WHEREAS, prior to the Closing, Seller will effect a restructuring (the “Restructuring”) designed to divest from the Osmose Entities certain assets and liabilities which shall not be transferred with the Transferred Business (such assets and liabilities, together with any other assets, liabilities, or businesses of Seller and its other Subsidiaries, the “Excluded Business”), and to transfer to the Osmose Entities certain assets of Seller and certain of its other Subsidiaries that are used in or otherwise related to the Transferred Business, all as described in more detail on Schedule A;

WHEREAS, the corporate organizational chart of the Acquired Companies at the Closing and after giving effect to the Restructuring will be as set forth on Schedule A; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from Seller all of the Shares, and Seller desires to sell to Buyer all of such Shares.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares in exchange for the payment in cash by Buyer to Seller (in the manner provided in Section 1.04) of the

Closing Consideration. Payment for the Shares shall be made on the Closing Date by wire transfer of immediately available funds to accounts specified by Seller to Buyer at least two (2) Business Days prior to the Closing.

1.02 Purchase Price; Pre-Closing Estimates; Closing Consideration.

(a) Purchase Price; Closing Consideration. The aggregate purchase price for the Shares is the Closing Consideration, as adjusted pursuant to Section 1.05 (the “Purchase Price”). For purposes of this Agreement, “Closing Consideration” means an amount equal to: (i) $460,000,000, plus (ii) any Estimated Cash, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target, minus (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target, minus (v) the Estimated Osmose Unpaid Transaction Expenses, minus (vi) Estimated Indebtedness, minus (vii) the Assumed Non-Compete Obligations, plus (viii) Estimated Net Breakage Costs, if any, and minus (ix) Estimated Net Breakage Benefits, if any.

(b) Pre-Closing Adjustments. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer an officer’s certificate, signed by the Chief Financial Officer of Seller, that sets forth Seller’s good faith estimates (the “Pre-Closing Estimates”) of:

(i) the Net Working Capital as of the close of business on the last Business Day immediately preceding the Closing Date, taking into account only those line item inclusions and exclusions set forth on Schedule 1.02(b)(i) (the “Estimated Net Working Capital”);

(ii) the amount of Cash as of the close of business on the last Business Day immediately preceding the Closing Date (the “Estimated Cash”);

(iii) the amount of Indebtedness outstanding as of immediately prior to the Closing (the “Estimated Indebtedness”), if any;

(iv) the amount of Net Breakage Benefits, if any, outstanding as of immediately prior to the Closing (the “Estimated Net Breakage Benefits”), and the amount of Net Breakage Costs, if any, outstanding as of immediately prior to the Closing (the “Estimated Net Breakage Costs”); and

(v) the amount of Osmose Unpaid Transaction Expenses as of immediately prior to the Closing (the “Estimated Osmose Unpaid Transaction Expenses”), if any.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (other than the Restructuring) (the “Closing”) shall take place at the offices of K&L Gates LLP, located at 210 Sixth Avenue, Pittsburgh, Pennsylvania, on the third (3rd) Business Day following satisfaction or waiver of all of the closing conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions), or on such other date as is mutually agreeable in writing to Buyer and Seller; provided, however, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 2 hereof (other than those to be satisfied at the Closing), then, subject to the continued satisfaction or waiver of the conditions set forth in Article 2 at such time, at the option of Buyer, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Buyer on no less than three (3) Business Days’ prior written notice to Seller, or (b) the third (3rd) Business Day after the final day of the Marketing Period, or, if the final day of the Marketing Period corresponds to the Outside Date, then on the final day of the Marketing Period provided, further, that in any event the Closing shall take place on the first Business Day that immediately follows a Business Day. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at, and the calculation of the Closing Consideration shall be made as of, 12:01 a.m. Pittsburgh time on the Closing Date.

1.04 Payments at Closing. At the Closing, Buyer will make the following payments:

(a) Closing Consideration. Buyer will pay the Closing Consideration as follows:

(i) an amount equal to $23,000,000 (the “General Escrow Amount”) will be deposited in an escrow account (the “General Escrow Account”) in accordance with the Escrow Agreement, and an amount equal to $5,000,000 (the “Special Escrow Amount”) will be deposited in a separate escrow account (the “Special Escrow Account”) in accordance with the Escrow Agreement; and

(ii) the remainder of the Closing Consideration (after deducting the General Escrow Amount and the Special Escrow Amount) will be delivered to Seller by wire transfer or delivery of other immediately available funds to an account designated by Seller.

(b) Estimated Indebtedness. On behalf of the Acquired Companies, Buyer will deliver payment to the appropriate Persons in respect of the Indebtedness of the Acquired Companies, if any, included in the Estimated Indebtedness, which shall be paid pursuant to payoff letters or invoices delivered by such Persons to Buyer and the Acquired Companies in form and substance reasonably satisfactory to Buyer and Seller, except for such Indebtedness, if any, that Buyer and Seller agree will remain in place following the Closing.

(c) Estimated Osmose Unpaid Transaction Expenses. On behalf of the Osmose Entities and Seller and at the direction of Seller, Buyer will deliver payment to the appropriate Persons in respect of the Osmose Unpaid Transaction Expenses in the amounts indicated in writing by Seller at or prior to the Closing, by wire transfer or delivery of other immediately available funds to the accounts designated by Seller. The parties acknowledge that the Osmose Unpaid Transaction Expenses are obligations of the Osmose Entities, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Osmose Unpaid Transaction Expenses by Buyer on behalf of the Osmose Entities on the Closing Date is being made for convenience only. Further, any compensation or other expense attributable to the payment of the Osmose Unpaid Transaction Expenses shall be deemed to have been recognized by the Osmose Entities on or prior to the Closing Date for all Tax purposes.

1.05 Post-Closing Purchase Price Adjustment.

(a) As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will deliver to Seller (i) an unaudited, combined balance sheet of the Acquired Companies as of the Closing Date and (ii) its calculation of the Net Working Capital as of the close of business on the last Business Day immediately preceding the Closing Date (the “Closing Net Working Capital”), Indebtedness as of immediately prior to the Closing (the “Closing Indebtedness”), Net Breakage Benefits as of immediately prior to the Closing, if any (the “Closing Net Breakage Benefits”), Net Breakage Costs as of immediately prior to the Closing, if any (the “Closing Net Breakage Costs”), Cash as of the close of business on the last Business Day immediately preceding the Closing Date (the “Closing Cash”), and Osmose Unpaid Transaction Expenses as of immediately prior to the Closing (the “Closing Osmose Unpaid Transaction Expenses”), in each case, duly certified by Buyer as accurately setting forth Buyer’s good faith determination of the information set forth therein, and together, in each case, with all supporting documentation (together, the “Closing Statement”). The Closing Statement shall be prepared in a manner consistent with the applicable definition of the terms “Net Working Capital,” “Indebtedness,” “Net Breakage Benefits,” “Net Breakage Costs,” “Cash,” and “Osmose Unpaid Transaction Expenses” set forth in this Agreement, GAAP, and in a manner consistent with, and using the same principles, policies, methods and practices (including as to reserves and accruals) used in, the preparation of the Latest Balance Sheet. The Closing Statement shall entirely disregard (x) any and all effects on the Assets or Liabilities of the Acquired Companies as a direct result of the transactions contemplated hereby (other than the Restructuring) or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (y) any of the plans, transactions or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Companies or their business or Assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities.

(b) Buyer and the Acquired Companies shall grant Seller and its authorized representatives reasonable access to all such papers and documents and all such personnel as it or its representatives may reasonably request, and Seller shall have up to 30 days after receiving the Closing Statement to review the Closing Statement (the “Review Period”); provided that, in the event Buyer or the Acquired Companies do not provide any papers or documents or access to personnel reasonably requested by Seller or any of its authorized representatives within five (5) Business Days of request therefor (or such shorter period as may remain in the Review Period), the Review Period shall be extended by five (5) Business Days plus one (1) Business Day for each additional day required for Buyer and the Acquired Companies to fully respond to such request.

(c) If Buyer fails to deliver to Seller the Closing Statement within the period prescribed by Section 1.05(a), the Pre-Closing Estimates as indicated by Seller pursuant to Section 1.02(b) shall be deemed to be Final Net Working Capital, Final Cash, Final Indebtedness, Final Net Breakage Benefits, Final Net Breakage Costs and Final Osmose Unpaid Transaction Expenses, respectively, and such amounts shall be deemed by the parties hereto to be final, binding and non-appealable. If Seller confirms its acceptance of the Closing Statement within the Review Period or has not objected in writing to the calculation of the Net Working Capital, Cash, Indebtedness, Final Net Breakage Benefits, Final Net Breakage Costs and Osmose Unpaid Transaction Expenses on the Closing Statement by the end of the Review Period, the Closing Statement and all calculations therein as prepared by Buyer shall be deemed to be Final Net Working Capital, Final Cash, Final Indebtedness, Final Net Breakage Benefits, Final Net Breakage Costs and Final Osmose Unpaid Transaction Expenses, and such amounts shall be deemed by the parties hereto to be final, binding and non-appealable.

(d) If Seller has any objections to the Closing Statement, Seller shall deliver to Buyer a statement (an “Objections Statement”) setting forth those items to which Seller objects (the “Disputed Items”). Seller and Buyer shall negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, Seller and Buyer shall submit any unresolved Disputed Items to PricewaterhouseCoopers LLP (“PWC”); provided that, if PWC is unable or unwilling to serve in such capacity, Seller and Buyer shall submit any unresolved Disputed Items to an alternative mutually agreed upon independent accounting or valuation firm of national reputation (PWC or such alternative firm, the “Independent Referee”). Each party may furnish to the Independent Referee such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Independent Referee shall resolve each item of disagreement based solely on the supporting material provided by Buyer and Seller and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Referee. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Independent Referee to resolve such unresolved Disputed Items and notify them in writing of such resolution as soon as practicable, but in any event within 30 days after the date on which the Independent Referee is first retained. The decision of the Independent Referee regarding each of the Disputed Items shall be final, binding and non-appealable by the parties hereto. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Independent Referee. The fees, costs, and expenses of the Independent Referee shall be (i) paid by Seller if the items covered in the Objections Statement are resolved in favor of Buyer, or (ii) by Buyer, if the items covered in the Objections Statement are resolved in favor of Seller. If the items covered in the Objections Statement are resolved in part in favor of Seller and in part in favor of Buyer, such fees, costs and expenses shall be allocated between Seller and Buyer in inverse proportion as Seller and Buyer may prevail on matters resolved by the Independent Referee, which proportionate allocations shall be determined by the Independent Referee. Seller and Buyer shall, and Buyer shall cause the Acquired Companies to, cooperate fully with the Independent Referee and respond on a reasonably timely basis to all requests for information or access to documents or personnel made by the Independent Referee, all with the intent to fairly and in good faith resolve all Disputed Items as promptly as reasonably practicable. Once all Disputed Items are resolved, the calculation of the Net Working Capital, Cash, Indebtedness, Net Breakage Benefits, Net

Breakage Costs and Osmose Unpaid Transaction Expenses on the Closing Statement shall be adjusted, as appropriate, to reflect (a) any resolution of Disputed Items as agreed between Buyer and Seller or (b) any determination of Disputed Items by the Independent Referee, and the Closing Statement and the calculations therein (in each case, as so adjusted) shall become Final Net Working Capital, Final Cash, Final Indebtedness, Final Net Breakage Benefits, Final Net Breakage Costs and Final Osmose Unpaid Transaction Expenses and be deemed by the parties hereto final, binding and non-appealable.

(e) If Final Net Working Capital, Final Cash, Final Indebtedness, Final Net Breakage Benefits, Final Net Breakage Costs or Final Osmose Unpaid Transaction Expenses differs from the Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Net Breakage Benefits, Estimated Net Breakage Costs and Estimated Osmose Unpaid Transaction Expenses, respectively, as the case may be, the Purchase Price shall be adjusted (the “Post-Closing Purchase Price Adjustment”) such that:

(i) If (A) Final Net Working Capital plus Final Cash minus Final Indebtedness minus Final Net Breakage Benefits plus Final Net Breakage Costs minus Final Osmose Unpaid Transaction Expenses is greater than (B) Estimated Net Working Capital plus Estimated Cash minus Estimated Indebtedness minus Estimated Net Breakage Benefits plus Estimated Net Breakage Costs minus Estimated Osmose Unpaid Transaction Expenses (such excess, the “Purchase Price Adjustment Surplus”), and the amount of the Purchase Price Adjustment Surplus is greater than $3,000,000 (the “Collar Amount”), then, within five (5) Business Days after the determination of the Final Net Working Capital, Final Cash, Final Indebtedness, Final Net Breakage Benefits, Final Net Breakage Costs and Final Osmose Unpaid Transaction Expenses (and if such determinations are made on different dates, then from the latest of such dates) (the “Purchase Price Adjustment Determination Date”), Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the Purchase Price Adjustment Surplus.

(ii) If (A) Final Net Working Capital plus Final Cash minus Final Indebtedness minus Final Net Breakage Benefits plus Final Net Breakage Costs minus Final Osmose Unpaid Transaction Expenses is less than (B) Estimated Net Working Capital plus Estimated Cash minus Estimated Indebtedness minus Estimated Net Breakage Benefits plus Estimated Net Breakage Costs minus Estimated Osmose Unpaid Transaction Expenses (such shortfall, the “Purchase Price Adjustment Shortfall”), and the amount of the Purchase Price Adjustment Shortfall is greater than the Collar Amount, then, within five (5) Business Days after the Purchase Price Adjustment Determination Date, Seller shall pay to Buyer, by wire transfer of immediately available funds, an amount equal to the Purchase Price Adjustment Shortfall; provided, that in lieu of seeking such payment from Seller, the unpaid balance due may, at the sole discretion of Seller, be satisfied promptly upon notice to the Escrow Agent of such election from the General Escrow Amount.

(iii) If (A) the Purchase Price Adjustment Surplus or (B) the Purchase Price Adjustment Shortfall, as applicable, is equal to or less than the Collar Amount, then neither Buyer nor Seller (or the Escrow Agent, if applicable) shall be obliged to make any payment to the other pursuant to this Section 1.05(e).

(f) All payments required pursuant to Article 1 shall be deemed to be adjustments, for Tax purposes, to the Purchase Price, to the extent permitted by applicable Law.

(g) Each party hereto will be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as such party is required to deduct and withhold with respect to the making of such payment under the Code or any Law; provided that, other than compensatory payments, if a party hereto determines that an amount is required to be deducted and withheld with respect to any payment, as soon as practicable prior to the date the applicable payment is scheduled to be made, such party shall provide the recipient written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld so as to provide the recipient of such payment an opportunity to provide forms or other evidence that would exempt such amounts from withholding. To the extent that amounts are so withheld and timely paid to a Governmental Body by such party with respect to any payment to any Person hereunder, such withheld amounts will be treated for all purposes under this Agreement as having been paid to such Person.

ARTICLE 2

CONDITIONS PRECEDENT TO CLOSING

2.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Buyer):

(a) The representations and warranties of Seller set forth in Sections 3.01 (Authorization; Valid and Binding Agreement), 3.03 (Ownership), 4.01 (Organization and Corporate Power), 4.02 (Subsidiaries), 4.03 (Authorization; Valid and Binding Agreement), and 4.05 (Capital Stock) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of such time. The representations and warranties of Seller contained in this Agreement other than those set forth in the preceding sentence (i) that are qualified as to materiality (including a Material Adverse Effect qualification) shall be true and correct, as of the date hereof and as of the Closing Date, as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality (including a Material Adverse Effect qualification) shall be true and correct on and as of such earlier date), and (ii) that are not qualified as to materiality (including a Material Adverse Effect qualification) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date).

(b) Seller shall have duly performed in all material respects all of the obligations, agreements, and covenants required to be performed by Seller under this Agreement at or prior to the Closing.

(c) The consummation of the transactions contemplated hereby shall not be prohibited by any Law, and no Governmental Body shall have instituted a proceeding or made an Order or decision at or prior to the Closing which would reasonably be expected to have the effect of prohibiting or materially delaying the consummation of the transactions contemplated hereby in any jurisdiction.

(d) The applicable waiting periods, if any, under the HSR Act and any comparable applicable foreign competition or antitrust Laws applicable to the transactions contemplated by this Agreement, shall have expired or been terminated or approval for the consummation of the transactions contemplated hereby shall have been granted by the relevant competition or antitrust authority or authorities.

(e) Since the date of this Agreement, there has not been a Material Adverse Effect.

(f) The Restructuring has been completed as set forth on Schedule A.

(g) Seller and the Osmose Entities shall have delivered to Buyer each of the following:

(i) certificates, duly executed by a duly authorized officer of Seller and each Osmose Entity, dated the Closing Date, certifying that the conditions specified in Sections 2.01 (a), (b), and (f) have been satisfied;

(ii) certificates, duly executed by the secretary of Seller and each Osmose Entity, dated the Closing Date, certifying (A) that true, complete, and certified copies of such Person’s Organizational Documents, as in effect on the Closing Date, are attached to such certificate, (B) as to the incumbency of each officer executing any of the Transaction Documents to which such Person is a party, (C) as to the genuineness of the resolutions of the board of directors or shareholders of such Person authorizing the execution, delivery and performance by such Person of the Transaction Documents to which such Person is a party, and the consummation of all transactions contemplated hereby and thereby, and (D) in the case of Seller, that certificates of good standing in the jurisdiction of organization of each of the Acquired Companies, in each case dated within 10 days of the Closing Date, are attached to such certificate;

(iii) each of the Patent License Agreement and the Trademark License Agreement, each duly executed by Seller and its Affiliates party thereto;

(iv) the Escrow Agreement, duly executed by Seller;

(v) the FIRPTA Certificate, duly executed by Seller;

(vi) the Transition Services Agreement, duly executed by Seller; and

(vii) the Professional Services Agreement, duly executed by Seller.

(h) Buyer shall have received the stock certificates representing the Shares, accompanied by duly executed stock powers.

(i) Buyer shall have received all stock certificates representing all of the issued and outstanding shares of each Subsidiary of each of the Osmose Entities.

(j) Buyer shall have received payoff letters from each of the Persons to be repaid pursuant to Section 1.04(b) that set forth (A) the amount required to repay, as of the Closing Date, all outstanding principal, interest, and other amounts due and owning with respect to any Indebtedness as of immediately prior to the Closing owed to such Person, (B) wire transfer or other payment instructions for the repayment of such amounts by Buyer at the Closing in accordance with Section 1.04(b) of this Agreement, and (C) the agreement of such Person that, upon its receipt of such payoff amount from Buyer, all Liabilities owed by the relevant Acquired Company to such Person will be satisfied in full.

(k) Buyer shall have received duly prepared and filed or have appropriate authorization to prepare and file, termination statements, as prescribed by the Uniform Commercial Code or other similar Laws in effect in the relevant jurisdictions by each creditor or other Person that has a Lien (other than Permitted Liens) against any Asset.

(l) Buyer shall have received copies of all Consents set forth on Schedule 2.01(l) (the “Required Consents”).

(m) Buyer shall have received evidence of termination of any Contracts with Seller Affiliated Parties and the settlement of any outstanding amounts owed or payable to Seller Affiliated Parties, each as described on Schedule 4.17 of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer.

(n) Buyer shall have received irrevocable resignations of each director or officer of the Acquired Companies listed on Schedule 2.01(n), to be effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

(o) The Audited Financial Statements (with footnotes and other customary presentation items), together with one report from Deloitte without qualification, limitation of scope, or exception of Deloitte (except for limited component references in respect of those Acquired Companies not organized in the United States regarding the fact that a portion of such audit was not performed by Deloitte) with respect thereto, shall have been delivered by Seller to Buyer, provided that with respect to each of those Acquired Companies not organized in the United States to which such component references relate, Seller shall provide true and correct copies of the audited balance sheets as of December 31, 2013 and 2012 and the related audited statements of income, stockholder’s equity and cash flows of each such Acquired Company for the years ended December 31, 2011, December 31, 2012, and December 31, 2013 (with footnotes and other customary presentation items), together with reports without qualification, limitation of scope, or exception from the applicable local auditors for each such Acquired Company (which reports and the related auditor’s name will not be publicly disclosed by Buyer without such auditor’s prior written consent).

(p) Buyer shall have received an assignment or endorsement, as applicable, assigning the PLL Policy (or the relevant portions thereof covering the Acquired Companies and the Transferred Business) to Buyer and naming Buyer as lead named insured with respect to the PLL Policy (or the relevant portions thereof covering the Acquired Companies and the Transferred Business), in form and substance reasonably satisfactory to Buyer.

If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

2.02 Conditions to Seller and the Osmose Entities Obligations. The obligations of the Osmose Entities and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Seller):

(a) The representations and warranties of Buyer set forth in Sections 5.01 (Organization and Power) and 5.02 (Authorization; Valid and Binding Agreement) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of such time. The representations and warranties of Buyer contained in this Agreement other than those set forth in the preceding sentence (i) that are qualified as to materiality (including a Material Adverse Effect qualification) shall be true and correct, as of the date hereof and as of the Closing Date, as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality (including a Material Adverse Effect qualification) shall be true and correct on and as of such earlier date), and (ii) that are not qualified as to materiality (including a Material Adverse Effect qualification) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date).

(b) Buyer shall have duly performed in all material respects all of the obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) The consummation of the transactions contemplated hereby shall not be prohibited by any Law, and no Governmental Body shall have instituted a proceeding or made an Order or decision at or prior to the Closing which would reasonably be expected to have the effect of prohibiting or materially delaying the consummation of the transactions contemplated hereby in any jurisdiction.

(d) The applicable waiting periods, if any, under the HSR Act, and any comparable applicable foreign competition or antitrust Laws applicable to the transactions contemplated by this Agreement, shall have expired or been terminated or approval for the consummation of the transactions contemplated hereby shall have been granted by the relevant competition or antitrust authority or authorities.

(e) Buyer shall, concurrently with the Closing, make the payments set forth in Section 1.01 to be made by it on the Closing Date.

(f) Buyer shall have delivered to the Osmose Entities each of the following:

(i) a certificate, duly executed by a duly authorized officer of Buyer, dated the Closing Date, certifying that the preconditions specified in Sections 2.02 (a) and (b) have been satisfied;

(ii) a certificate, duly executed by the secretary of Buyer, dated the Closing Date, certifying (A) that true, complete, and certified copies of Buyer’s Organizational Documents, as in effect on the Closing Date, are attached to such certificate, (B) as to the incumbency of each officer executing any of the Transaction Documents to which Buyer is a party, (C) as to the genuineness of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party, and the consummation of all transactions contemplated hereby and thereby, and (D) that a certificate of good standing of Buyer in its jurisdiction of organization of Buyer dated within 10 days of the Closing Date, is attached to such certificate;

(iii) each of the Patent License Agreement and the Trademark License Agreement, each duly executed by Buyer;

(iv) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(v) the Transition Services Agreement, duly executed by Buyer; and

(vi) the Professional Services Agreement, duly executed by Osmose Chemicals.

(g) Seller and its Affiliates covered by the PLL Policy shall remain additional insured parties on such PLL Policy and shall otherwise have received reasonably adequate protections regarding Seller’s and its Affiliates’ existing rights thereunder in respect of facilities covered by such PLL Policy which are retained in the Excluded Business, and the assignment or endorsement of the PLL Policy described in Section 2.01(p) shall have been in form and substance reasonably satisfactory to Seller.

If the Closing occurs, all closing conditions set forth in this Section 2.02 (other than Section 2.02(e)) which have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.01 Authorization; Valid and Binding Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement and each other Transaction Document to which Seller is or will be a party. Each of the Transaction Documents to which Seller is or will be a party is, or upon its execution and delivery will be (assuming the valid authorization, execution, and delivery of such Transaction Document by the other parties thereto), a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.02 No Breach. Except as set forth on Schedule 4.04 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby do not conflict in any material respect with or result in, and will not conflict in any material respect with or result in, any material breach of, constitute a material default under, result in a material violation of or require any material authorization, Consent, approval, exemption or other material Action by or notice to any court, other Governmental Body or other third party under (a) the provisions of Seller’s Organizational Documents or any resolution adopted by Seller’s board of directors or, (b) any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound, or (c) any Law to which Seller is subject.

3.03 Ownership. Seller is the record owner of the Shares set forth on Schedule 3.03 of the Disclosure Schedules. On the Closing Date, Seller shall transfer to Buyer good title to the Shares free and clear of all Liens, other than applicable federal and state securities Law restrictions.

3.04 Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened, whether at law or in equity, whether before or by any Governmental Body, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby. Seller is not subject to any outstanding judgment, Order or decree of any court or other Governmental Body, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE OSMOSE ENTITIES

Seller represents and warrants to Buyer as follows:

4.01 Organization and Corporate Power. Osmose Chemicals is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, Osmose Railroad is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Osmose Entity has all requisite corporate power and authority to own, lease, and operate its Assets and to carry on its businesses in all material respects as now conducted. Each Osmose Entity is qualified to do business and is in good standing to transact business in every jurisdiction in which its ownership of property or the conduct of its business requires it to qualify or be licensed (with such jurisdictions being identified on Schedule 4.01 of the Disclosure Schedules), except where the failure to be so qualified would not have a Material Adverse Effect. Seller has delivered to Buyer correct and complete copies of the Organizational Documents of each Osmose Entity, as in effect on the date hereof.

4.02 Subsidiaries. Schedule 4.02 of the Disclosure Schedules sets forth the name of each Subsidiary of the Osmose Entities and the jurisdiction of organization of each such Subsidiary. Except as set forth on Schedule 4.02 of the Disclosure Schedules, none of the Acquired Companies owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. The Osmose Entities’ Subsidiaries are duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation, have all requisite corporate power and authority to own, lease, and operate their respective Assets and to carry on their respective businesses in all material respects as now conducted. The Osmose Entities are qualified to do business and in good standing in every jurisdiction in which their respective ownership of property or the conduct of their respective businesses as now conducted require them to qualify or be licensed (with such jurisdictions being identified on Schedule 4.02 of the Disclosure Schedules), except where the failure to hold such qualifications and licenses would not have a Material Adverse Effect. Except as set forth on Schedule 4.02 of the Disclosure Schedules, the Acquired Companies own all of the capital stock of their respective Subsidiaries, free and clear of any Liens, other than applicable federal and state securities Law transfer restrictions and Liens that will be released prior to the Closing. All of the outstanding shares of capital stock or other equity interest of each of the Acquired Companies are duly authorized, validly issued, fully-paid, and non-assessable and have been issued in compliance in all material respects with all applicable securities Laws. Seller has delivered to Buyer correct and complete copies of the Organizational Documents of each Acquired Company, as in effect on the date hereof.

4.03 Authorization; Valid and Binding Agreement. The execution, delivery and performance by the Osmose Entities of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Osmose Entities, and no other proceedings on the Osmose Entities’ part are necessary to authorize the execution, delivery or performance of this Agreement and each other Transaction Document to which each of the Osmose Entities is or will be a party. Each of the Transaction Documents to which the Osmose Entities is or will be a party is, or upon its execution and delivery will be (assuming the valid authorization, execution, and delivery of such Transaction Document by the other parties thereto), a valid and binding obligation of each of the Osmose Entities, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 No Breach; Consents.

(a) Except as set forth on Schedule 4.04(a) of the Disclosure Schedules (with reference to the subsections identified below), neither the execution or delivery by either of the Osmose Entities of any of the Transaction Documents to which it is or will be a party, the consummation by such Osmose Entity of the transactions contemplated hereby and thereby, nor the performance by such Osmose Entity of its obligations hereunder and thereunder will (i) violate in any material respect any provision of the Organizational Documents of any Acquired Company, (ii) violate in any material respect any Law or Order, in each case, applicable to any Acquired Company or its respective material Assets, properties, or rights, (iii) result in the imposition of any Lien upon or with respect to any material Asset owned or used by any Acquired Company (except for Permitted Liens), or (iv) violate in any material respect, result in a material breach of, or constitute (with notice or lapse of time or both) a material default under, or give rise to any right of termination, cancellation, or acceleration under any Material Contract to which any Acquired Company is a party or by which it or any of its material properties or Assets may be bound.

(b) Except as set forth on Schedule 4.04(b) of the Disclosure Schedules, no material filing with, and no material Permit, authorization, Consent or approval of, any Governmental Body is necessary for an Osmose Entity’s execution and delivery of the Transaction Documents, the consummation by such Osmose Entity of the transactions contemplated hereby or thereby or such Osmose Entity’s performance of its obligations hereunder or thereunder

4.05 Capital Stock. The Shares constitute all of the capital stock of the Osmose Entities. Except for the Shares or as set forth on Schedule 4.05 of the Disclosure Schedules, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Osmose Entities, (b) securities convertible or exchangeable into capital stock of the Osmose Entities, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Osmose Entities to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Osmose Entities or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Osmose Entities. There are no declared but unpaid dividends or distributions on the Shares. Since May 4, 2012, there have been no dividends or other distributions authorized, declared, or paid by any Acquired Company.

4.06 Financial Statements; Undisclosed Liabilities.

(a) True and complete copies of the following are set forth on Schedule 4.06(a): (i) the unaudited combined balance sheet of the Acquired Companies (without giving effect to the Restructuring on a pro forma basis) as at December 31, 2013 (such balance sheet as at December 31, 2013 being referred to herein as the “Latest Balance Sheet,” and such date being referred to herein as the “Balance Sheet Date”) and the related unaudited combined statements of income and cash flows of the Acquired Companies (without giving effect to the Restructuring on a pro forma basis) for the year ended December 31, 2013 (the “2013 Unaudited Financial Statements”), and (ii) the unaudited combined balance sheet of the Acquired Companies (without giving effect to the Restructuring on a pro forma basis) as at February 28, 2014 and the related unaudited combined statement of income of the Acquired Companies (without giving effect to the Restructuring on a pro forma basis) for the two-month period ended February 28, 2014 (the financial statements described in this clause (ii), together with the 2013 Unaudited Financial Statements, the “Unaudited Financial Statements”). Except as set forth on Schedule 4.06(a) of the Disclosure Schedules, the Unaudited Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods involved, and present fairly in all material respects the combined financial condition, results of operations, and cash flows of the Acquired Companies taken as a whole (without giving effect to the Restructuring on a pro forma basis) as of the times and for the periods referred to therein, subject to the absence of footnote disclosures and other presentation items (none of which, individually or in the aggregate, would be material). The Restructuring, when completed in accordance with Schedule A, will not result in any material change in the financial condition of the Acquired Companies as reflected in the Unaudited Financial Statements.

(b) Each of the Audited Financial Statements, when delivered to Buyer pursuant to Section 6.08(a), will be prepared in accordance with GAAP, consistently applied throughout the periods involved and will present fairly in all material respects the combined financial condition, results of operations, and cash flows of the Transferred Business (taken as a whole) as of the times and for the periods referred to therein.

(c) The Unaudited Financial Statements were, and each of the Audited Financial Statements, when delivered to Buyer pursuant to Section 6.08(a) will be, prepared in all material respects in accordance with the books and records of each Acquired Company.

(d) Except as set forth on Schedule 4.06(d) of the Disclosure Schedules, since May 4, 2012, no Acquired Company has received any written notification from its auditors of any “significant deficiency” or “material weakness” in such Acquired Company’s internal controls over financial reporting (for purposes of the foregoing, “significant deficiency” and “material weakness” have the respective meanings assigned to them by the American Institute of Certified Public Accountants, as in effect on the date of this Agreement). There are no inquiries in writing or investigations pending or, to the Knowledge of Seller, threatened regarding any material accounting practices of Seller which relate to the Acquired Companies.

(e) The Acquired Companies do not have any material obligations or Liabilities that are required by GAAP to be reflected or reserved against on a balance sheet of the Acquired Companies, except (i) Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) performance obligations pursuant to the terms of Contracts (1) in effect as of the date hereof or (2) entered into after the date hereof not in violation of this Agreement, or (iv) set forth on Schedule 4.06(e).

4.07 Absence of Certain Developments.

(a) Since the Balance Sheet Date, there has not been any Material Adverse Effect.

(b) Except as set forth on Schedule 4.07(b) of the Disclosure Schedules and except as expressly contemplated by this Agreement, since the Balance Sheet Date, none of the Acquired Companies has:

(i) amended any of its Organizational Documents;

(ii) declared, set aside, made, or paid any dividend or distribution, payable in stock or other equity interests, property, or otherwise, on any share of capital stock or other equity securities;

(iii) borrowed any amount under existing credit lines, except borrowings under such credit lines in the ordinary course of business;

(iv) forgave, cancelled, compromised, waived, or released any debts, claims, or rights having a value in excess of $250,000 individually or $1,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(v) made, authorized, or committed to any capital expenditures, or capital additions or improvements in excess of $250,000 individually or $1,000,000 in the aggregate;

(vi) assigned, leased, licensed (other than non-exclusive licenses granted in the ordinary course of business), mortgaged, pledged or subjected to any Lien any of its material Assets, except Permitted Liens;

(vii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(viii) sold, assigned, transferred, or otherwise disposed of any portion of its tangible Assets with a value in excess of $250,000 in each case or $1,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(ix) sold, assigned, transferred, or otherwise disposed of any Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

(x) (1) split, combined, or reclassified its outstanding shares of capital stock or other equity securities, (2) issued, sold, or transferred any of its capital stock or other equity securities or securities convertible into its capital stock or other equity securities, or (3) issued, sold, granted, or entered into any subscriptions, warrants, options, conversion, or other rights, agreements, commitments, arrangements, or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire its capital stock or other equity securities, any securities convertible into or exchange for any such shares, or any bonds or debt securities;

(xi) made any capital investment in, or any loan to, any other Person (other than an Acquired Company), in each case in an amount greater than $250,000;

(xii) adopted any new employee benefit plan, made any material changes in its employee benefit plans, or made any material changes in wages, salary or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business or pursuant to existing agreements or as required to comply with applicable Law;

(xiii) made a material change in its accounting or Tax methods, practices or policies, except as required by GAAP;

(xiv) settled any material Tax audit, made or changed any material Tax election, or filed any material amended Tax return;

(xv) terminated or amended, or waived any material rights under, any Leases;

(xvi) commenced or settled any Action involving an amount in excess of $500,000 for any one case; or

(xvii) agreed or committed to do any of the foregoing.

4.08 Properties and Assets.

(a) Personal Property. Except as set forth on Schedule 4.08(a) of the Disclosure Schedules, the Acquired Companies own good and valid title to, or hold pursuant to valid and enforceable leases, all of the material personal property used in the operation of the Transferred Business as currently conducted, free and clear of all Liens, except for Permitted Liens, and except for Assets disposed of by the Acquired Companies in the ordinary course of business consistent with past practices since the Balance Sheet Date.

(b) Leased Real Property. The real property listed on Schedule 4.08(b) of the Disclosure Schedules (the “Leased Real Property”) constitutes all of the real property leased by the Acquired Companies with respect to which (i) the aggregate lease payment obligations therefor exceed $100,000 for the twelve (12) month period preceding the Balance Sheet Date, or (ii) the remaining term of the lease therefor exceeds three (3) years. Schedule 4.08(b) of the Disclosure Schedules also sets forth a list of all leases and subleases and all amendments and supplements thereto, pursuant to which the Acquired Companies hold any Leased Real Property (collectively, “Leases”). Except as set forth on Schedule 4.08(b) of the Disclosure Schedules, the Leases are in full force and effect, and the applicable Acquired Company holds a valid and existing leasehold interest under each such Lease, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or creditor’s rights laws. Seller has delivered or made available to Buyer complete and accurate copies of each of the Leases, and none of such Leases has been modified in any material respect, except to the extent set forth on Schedule 4.08(b) of the Disclosure Schedules. None of the Acquired Companies is in default in any material respect under any of such Leases.

(c) Owned Real Property. The real property listed on Schedule 4.08(c) of the Disclosure Schedules constitutes all of the real property owned by the Acquired Companies (the “Owned Real Property”). Except as set forth on Schedule 4.08(c) of the Disclosure Schedules, (i) the Acquired Companies hold good and fee simple title to the Owned Real Property, free and clear of all Liens as of the Closing Date, except Permitted Liens, and (ii) the Acquired Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(d) Title. There exists no outstanding option, right of first refusal or other contractual right to purchase, sell, assign or dispose of any Owned Real Property.

(e) Condition and Use. The Owned Real Property is in good operating condition and repair, adequate for the uses to which it is being put and sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing. To the Knowledge of the Acquired Companies and except as set forth on Schedule 4.08(e) of the Disclosure Schedules, no portion of any Property is located in a flood plain, flood hazard area or designated wetlands area. To the Knowledge of the Acquired Companies, the Acquired Companies have not received any written or oral notice of assessments for public improvements against any Property or any written or oral notice or Order by any Governmental Body, insurance company or board of fire underwriters or other body exercising similar functions that: (A) relates to violations of building, safety or fire ordinances or regulations; (B) claims any defect or deficiency with respect to any Property; or (C) requests the performance of any repairs, alterations or other work to or in any Property or in any streets bounding the Property. Each parcel of Owned Real Property is considered a separate parcel of land for taxing and conveyancing purposes. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Property. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate each Property are available to the Property and enter the boundaries of the Property through adjoining public streets or permanent, irrevocable easements or rights-of-way of record in favor of the Acquired Companies.

(f) Sufficiency of Assets. After giving effect to the transactions contemplated by the Transition Services Agreement, the Trademark License Agreement and the Patent License Agreement, the Assets held, licensed or leased by the Acquired Companies include all of the material assets, properties and rights of every type and description that are used in the conduct of the Transferred Business as currently conducted, including after giving effect to the Restructuring. The Assets that are material to the operation of the Transferred Business are in all material respects in good working order and repair (normal industry wear and tear excepted), have been operated and maintained in all material respects the ordinary course of business and consistent with past practices and are in all material respects in suitable and adequate condition for use in the Transferred Business as currently conducted.

4.09 Tax Matters. Except as set forth on Schedule 4.09 of the Disclosure Schedules, since May 4, 2012:

(a) The Acquired Companies have filed all material Tax Returns that are required to be filed by them. All such Tax Returns were filed timely and were complete and accurate in all material respects. All material Taxes due and owing by the Acquired Companies have been paid in full. All material Taxes which the Acquired Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b) There is no material dispute over any Tax, deficiency for any Tax, or claim for additional Taxes that has been asserted or assessed by any taxing authority against the Acquired Companies, which has not been paid in full or otherwise resolved with the applicable Governmental Body. No Acquired Company has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency. No Acquired Company currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Acquired Companies. No Acquired Company is a party to any Tax allocation or sharing agreement (other than (1) agreements solely among the Osmose Entities and their Subsidiaries, (2) commercial agreements entered into in the ordinary course of business not primarily about Taxes, and (3) agreements entered into in the ordinary course of business providing for the allocation or payment of property Taxes).

(c) The Acquired Companies have established, obtained and maintained all material transfer pricing documentation as required under applicable Tax Law.

(d) No Acquired Company has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, other than pursuant to Section 1.1502-6 with respect to the affiliated group of which OHI Intermediate Holdings, Inc. (or any of its Affiliates) is the common parent.

(e) No Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) other than in the country in which it is organized.

(f) No Acquired Company will be required to include any item in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(g) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(h) The representations and warranties in this Section 4.09 are the sole and exclusive representations and warranties of Seller concerning Tax matters. For avoidance of doubt, no representation or warranty in this Section 4.09 is made with respect to the existence or usability of any net operating loss, capital loss, tax basis, or other tax attribute.

4.10 Contracts and Commitments.

(a) Schedule 4.10(a) of the Disclosure Schedules identifies (with reference to each of the subsections below) certain Contracts of the Acquired Companies. For purposes of this Agreement, each of the following (which shall be identified on Schedule 4.10(a) of the Disclosure Schedules) shall be deemed to be a “Material Contract”:

(i) any Contract with any Governmental Body (excluding Permits) to which any Acquired Company is a party; any Contract that limits or purports to limit the ability of any Acquired Company to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

(ii) (A) any Contract between or among any Acquired Company and Seller or any Affiliate of Seller and (B) any Contract with a Seller Affiliated Party;

(iii) any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Acquired Company of an amount in excess of $250,000 after the Closing Date;

(iv) any Contract relating to any completed business acquisition by the Acquired Companies within the last thirty-six (36) months;

(v) any collective bargaining agreement;

(vi) any Contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis providing for base and bonus compensation in excess of $250,000 per annum;

(vii) any Contract relating to Indebtedness, the borrowing of money or to mortgaging, pledging shares on any of the Acquired Companies, or otherwise placing a Lien on any of the Assets, in each case other than agreements creating Liens that will be released at Closing;

(viii) any customer Contract for the purchase of products or services from any Acquired Company under which the aggregate revenue of the Acquired Companies from such Contract or group of related Contracts is in excess of $2,500,000 for the twelve (12) month period preceding the Balance Sheet Date;

(ix) any vendor Contract for the sale of products or services to any Acquired Company under which the aggregate sales to the Acquired Companies from such Contract or group related Contracts is in excess of $2,500,000 for the twelve (12) month period preceding the Balance Sheet Date;

(x) any Contract granting to any Person an option or a first refusal, first-offer, exclusivity or similar preferential right to purchase or acquire any Assets of any Acquired Company, except for the right of customers of the Acquired Companies to acquire Assets in the ordinary course of business consistent with past practice;

(xi) any Contract that contains “most favored nation” or equivalent preferential pricing terms for the benefit of any Person other than the Acquired Companies, in any case that is material;

(xii) any Contract with any Agent, distributor or representative of any Acquired Company (A) under which the aggregate costs to the Acquired Companies from such Contract is in excess of $1,000,000 for the twelve (12) month period preceding the Balance Sheet Date and (B) that is not terminable without penalty on 30 days’ or less notice;

(xiii) any Contract providing for the indemnification or holding harmless of any officer, director or employee by any Acquired Company other than in the ordinary course of business and in the Acquired Company’s Organizational Documents;

(xiv) any joint venture or partnership Contract of any Acquired Company or any other Contract providing for the sharing of any profits by any Acquired Company;

(xv) any Contract that limits or purports to limit the ability of any Acquired Company to solicit any customers (excluding customary nondisclosure agreements); and

(xvi) any Contract set forth on Schedule 4.04(a) of the Disclosure Schedules.

Seller has made available to Buyer an accurate and complete copy of each Material Contract.

(b) Except as disclosed on Schedule 4.10(b) of the Disclosure Schedules, (i) each Material Contract listed on Schedule 4.10(a) of the Disclosure Schedules is (assuming the valid authorization, execution, and delivery of such Material Contract by the other parties thereto) in full force and effect and enforceable by each Acquired Company party thereto in accordance with its respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (ii) no Acquired Company is, and to the Knowledge of Seller, no other party to a Material Contract is, in material breach or material default under any Material Contract, (iii) no event has occurred that, with notice or the passage of time or both, would (A) constitute a material breach or material default by any Acquired Company under, (B) give any Person the right to receive or require a material refund, rebate, chargeback, penalty, or change in delivery schedule from any Acquired Company under any Material Contract, or (C) give any Person the right to accelerate in any material respect the maturity or performance of any Material Contract by any Acquired Company, and (iv) no Acquired Company has given, nor has any Acquired Company received from any other Person, any written notice or other written communication regarding the existence of any material breach of, or material default under, any Material Contract.

(c) With respect to the Agreement and Plan of Merger by and among Seller, OHI Parent, Inc., OHI Intermediate Holdings, Inc., OHI Acquisition Corporation, and the guarantors named therein, dated as of March 13, 2012 (the “Oaktree Acquisition Agreement”) and each of the transaction documents executed in connection with the Oaktree Acquisition Agreement (except for those documents related to the debt financing obtained in connection therewith), (i) none of the Acquired Companies were party thereto, (ii) there are no ongoing covenants or restrictions that bind any of the Acquired Companies, and (iii) none of the Acquired Companies have any indemnification, contribution, or reimbursement obligations thereunder or otherwise in connection therewith.

4.11 Intellectual Property Rights.

(a) Schedule 4.11(a) of the Disclosure Schedules contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights (including domain names) owned or, to Seller’s Knowledge, used by each Acquired Company, and (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of each Acquired Company. Except as set forth on the Schedule 4.11(a) of the Disclosure Schedules, the Acquired Companies collectively own, free and clear of all Liens, possess a right, title and interest to, have the right to use pursuant to a valid and enforceable license, or pursuant to a partial ownership interest, all Intellectual Property Rights necessary for the operation of the business of the Acquired Companies as presently conducted and as presently proposed to be conducted. Except as set forth on Schedule 4.11(a) of the Disclosure Schedules, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by any Acquired Company has not had and would not reasonably be expected to have a Material Adverse Effect, and to Seller’s Knowledge no loss or expiration of any material Intellectual Property Right is pending, threatened or reasonably foreseeable (other than the expiration of those material Intellectual Property Rights which by Law expire on a date certain). The Acquired Companies have taken all commercially reasonable steps to maintain and protect the Intellectual Property Rights which each owns and uses. To Seller’s Knowledge, the owners of any Intellectual Property Rights identified on Schedule 4.11(a) of the Disclosure Schedules and licensed to the Acquired Companies have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.

(b) Except as set forth on Schedule 4.11(b) of the Disclosure Schedules, since May 4, 2012 (i) there have been no claims made against any Acquired Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights set forth on Schedule 4.11(a) of the Disclosure Schedules and, to Seller’s Knowledge, there is no reasonable basis for any such claim, (ii) no Acquired Company has received any written notices of, and no Acquired Company has Knowledge of any facts which indicate a probable infringement, misappropriation or dilution by any third party with respect to any Intellectual Property Rights (including any demand or request that any Acquired Company license any rights from a third party), (iii) to Seller’s Knowledge, the conduct of the respective businesses of the Acquired Companies has not infringed, misappropriated or diluted, nor does infringe, misappropriate or dilute any Intellectual Property Rights of other Persons, and (iv) to Seller’s Knowledge, the Intellectual Property Rights set forth on Schedule 4.11(a) of the Disclosure Schedules have not been infringed, misappropriated or diluted by other Persons. Except for the transfer, conveyance or assignment of Intellectual Property Rights to Buyer, the transactions contemplated by this Agreement will not have a Material Adverse Effect on any right, title or interest of the Acquired Companies in and to the Intellectual Property Rights set forth on Schedule 4.11(a) of the Disclosure Schedules and all of such Intellectual Property Rights shall be owned or available for use by Buyer on identical terms and conditions immediately after the Closing.

(c) Except as set forth on Schedule 4.11(c)(i) of the Disclosure Schedules, the Acquired Companies own and possess all right, title and interest in and to all Intellectual Property Rights identified on Schedule 4.11(a) of the Disclosure Schedules created or developed solely by any of their respective employees and independent contractors or under the direction or supervision of such entity’s employees or independent contractors relating to the business of such entity or the actual research or development conducted by such entity; and the Acquired Companies own and possess the right to own and possess all right, title and interest in and to any such Intellectual Property Rights relating to the demonstratively anticipated research and development to be conducted by such entity. Except as set forth on Schedule 4.11(c)(ii) of the Disclosure Schedules, all Persons who have participated in the creation or development of any of the Intellectual Property Rights set forth or required to be set forth on Schedule 4.11(a) of the Disclosure Schedules have executed and delivered to the applicable Acquired Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any confidential information of the Acquired Companies, and (ii) providing for the assignment by such Person of the applicable Acquired Company of any Intellectual Property Rights arising out of such Person’s employment by or contract with such Acquired Company. It is not and will not be necessary for any Acquired Company to utilize any Intellectual Property Rights any of its employees developed, invented or made prior to their employment by such Acquired Company except for any such Intellectual Property Rights that have previously been assigned or licensed to such Acquired Company.

(d) The firmware, hardware, Software and other similar or related items of automated, computerized and/or Software systems used by the Acquired Companies (the “Business Systems”) are sufficient for the current needs of the Acquired Companies and there have been no material adverse changes to the Business Systems in the past twelve (12) months. There have been no material unauthorized intrusions or breaches of the security of the Business Systems in the past twelve (12) months. The Acquired Companies have taken commercially reasonable steps consistent with good (or better) industry standard security practices to protect the Business Systems from any “back door”, “time bomb”, “virus”, “Trojan horse”, “worm”, “drop dead device”, or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data and related Software.

(e) Each Acquired Company has at all times complied in all material respects and is currently in compliance in all material respects with any applicable privacy policies it has established. The current privacy policies of the Acquired Companies are in all material respects in compliance with all applicable Laws. For purposes of this Agreement, the term “Personally Identifiable Information” means data that identifies or locates a particular individual, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number. No Personally Identifiable Information has been (i) collected by any Acquired Company in material violation of any Laws, or (ii) transferred or disclosed by any Acquired Company to third parties in material violation of any Laws. There are no notices or Actions pending, or, to the Knowledge of Seller, threatened, by Governmental Bodies, or private parties, involving Personally Identifiable Information held or stored by any Acquired Company.

(f) The specific patent that is set forth on Schedule 4.11(f) of the Disclosure Schedules is in force and is valid and enforceable, and correctly and completely identifies inventorship.

(g) The inventions described in the specific patent set forth on Schedule 4.11(g) are not, and have not been, made, used, sold, or offered for sale in connection with the Transferred Business. The trademarks listed on Schedule 4.11(g) of the Disclosure Schedules have not been, and are not currently, used in connection with goods produced or sold, or services offered, in connection with the Transferred Business.

4.12 Litigation. Except as set forth on Schedule 4.12 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of Seller, threatened, whether at law or in equity, and whether before or by any Governmental Body or before any arbitrator, arbitration panel, mediator, or mediation panel, (a) to which any Acquired Company or any of the Assets owned or used by any Acquired Company is subject and which involves claims of Losses that would reasonably be expected to exceed $1,000,000 or (b) that challenges, or that may have the effect of preventing, delaying or making illegal the transactions contemplated by this Agreement. There are no Orders binding upon any Acquired Company or to which any of the Assets are subject.

4.13 Employee Benefit Plans.

(a) Except as listed on Schedule 4.13(a) of the Disclosure Schedules, and other than with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA, with respect to employees of the Acquired Companies, none of the Acquired Companies or Seller maintains, sponsors, or contributes to any (i) “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Pension Plans”), (ii) “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”), (iii) “employee benefit plan” within the meaning of Section 3(3) of ERISA, or (iv) other stock option, stock purchase, restricted stock, equity compensation, deferred compensation, bonus, material fringe benefit, sick leave, vacation, profit sharing, pension, retirement, medical, life, disability, accident, salary continuation, supplemental retirement, severance, or change-of-control plan, program or agreement (whether or not insured) collectively, the “Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service. Since the date of each such determination or opinion letter, no event has occurred and no condition or circumstance exists that has resulted or is reasonably likely to result in the revocation of any such determination letter. Seller has delivered or caused to be made available to Buyer a true and complete copy of each such determination or opinion letter. The Plans comply in all material respects in form and are maintained and operated in all material respects in compliance with the requirements of all applicable Laws, including the Code and ERISA. Each Plan is maintained and operated in all material respects in accordance with its terms.

(b) With respect to each Plan set forth on Schedule 4.13(a) of the Disclosure Schedules, Seller has made available or caused to be made available to Buyer, to the extent applicable, true and complete copies of the current plan document, the most recent summary plan description, and the current trust agreement. To the Knowledge of Seller, none of the Acquired Companies, or any director, officer or employee of the Acquired Companies who participates in the operation of any Plan set forth on Schedule 4.13(a) of the Disclosure Schedules has engaged in any transaction with respect to any such Plan or breached any applicable fiduciary responsibility or obligation under Title I of ERISA that would reasonably be expected to subject the Acquired Companies to a material Tax, penalty or Liability.

(c) None of the Plans is subject to Title IV of ERISA.

(d) The Acquired Companies do not have any Liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(e) Except as set forth on Schedule 4.13(e) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall (i) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or any employment agreement or (ii) limit or restrict the right of the Acquired Companies to merge, amend, or terminate any of the Plans with respect to any employee of the Acquired Companies.

(f) Schedule 4.13(f) of the Disclosure Schedules sets forth a list of each Plan that is maintained or sponsored by the Acquired Companies or to which the Acquired Companies contribute for the benefit of non-United States active, retired or former employees or directors of the Acquired Companies (each a “Foreign Plan”). Except as set forth on Schedule 4.13(f) of the Disclosure Schedules, the Acquired Companies have no material Liabilities pursuant to any Foreign Plan.

(g) The Acquired Companies do not have any Liability with respect to any Plan solely on account of the Acquired Companies being considered a single employer with any other Person under Section 414 of the Code prior to the Closing Date.

(h) As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit and no acceleration of the vesting of any options or other equity award, payments or other benefits shall be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future. No individual is entitled to a gross-up payment from the Acquired Companies with respect to any Tax obligation under Section 4999 or 409A of the Code.

(i) The representations and warranties in this Section 4.13 are the sole and exclusive representations and warranties of Seller, the Osmose Entities and the Acquired Companies concerning ERISA and employee benefit plan matters.

4.14 Insurance. Schedule 4.14 of the Disclosure Schedules contains a list of each of the material insurance policies (the “Insurance Policies”) and self-insurance programs relating to or able to pay claims arising out of the Assets, Liabilities, Transferred Business, or operations of any Acquired Company. Each of the Insurance Policies is in full force and effect. To the Knowledge of Seller, none of the Acquired Companies is in material default under any

Insurance Policies. As of the date hereof, all Insurance Policies’ premiums due have been paid, and neither the Seller nor any Acquired Company has received any written notice nor, to the Knowledge of Seller, is any notice threatened to be delivered, regarding any actual or possible (a) notice of cancellation or termination (or intent to cancel or terminate) of any of the Insurance Policies, (b) refusal of any coverage or rejection of any material claim under any of the Insurance Policies, or (c) material adjustment in the amount of premiums payable with respect to any of the Insurance Policies outside of ordinary course premium increases upon renewal.

4.15 Compliance with Laws. Each of the Acquired Companies is, and at all times since May 4, 2012 has been, in compliance in all material respects with all Laws applicable to it or to the conduct of its business or the ownership of its Assets. Since May 4, 2012, no Acquired Company has received any written notice of any actual or alleged claim or violation in any material respect of any Law applicable to the operation of the businesses of the Acquired Companies.

4.16 Environmental Matters. Except as set forth on Schedule 4.16 of the Disclosure Schedules:

(a) Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, and no Acquired Company has received written notice or other communication stating, alleging or otherwise contending in any manner that it is not in compliance with applicable Environmental Laws, the subject of which notice or other communication is unresolved.

(b) Each of the Acquired Companies has obtained and is in compliance in all material respects with all material authorizations, licenses, Permits, registrations and other approvals of any type required under Environmental Laws to operate at each Leased Real Property and Owned Real Property and to carry on its business as now conducted, and no Acquired Company has received written notice or other communication regarding any uncured, material violations of the terms or conditions of any such approvals. Schedule 4.16 of the Disclosure Schedules lists all material authorizations, licenses, Permits, registrations and other approvals of any type required under Environmental Laws to operate at each Leased Real Property or with respect to the Acquired Companies to carry on their respective businesses as now conducted.

(c) No Acquired Company has received or otherwise been notified in writing of, and none of the Osmose Entities has Knowledge of, a material Environmental Claim pending or threatened against any Acquired Company or against any Person whose Liability for any such Environmental Claim an Acquired Company has retained or assumed by contract or by operation of law, including any such Environmental Claim regarding any demand to investigate, abate, remediate or clean up any contamination by Hazardous Substances at any Owned Real Property or Leased Real Property.

(d) To Seller’s Knowledge with respect to the twenty-year period ending on the Closing Date, there are no past actions by, activities of, or conditions of contamination caused by, any Acquired Company or any Person whose Liability an Acquired Company has retained or assumed by contact or by operation of law, including past or present processing, management, release, emission, discharge or disposal of any Hazardous Substances, that would reasonably be expected to result in a material Environmental Claim or material Environmental Liabilities against or with respect to any Acquired Company.

(e) Seller has provided or made available to Buyer all material environmental site assessments, reports, or audits that are in the possession of Seller or the Acquired Companies regarding environmental matters pertaining to, or the environmental condition of, the Leased Real Property, and the Owned Real Property or any other real property previously owned, leased, or otherwise used by the Acquired Companies.

(f) To Seller’s knowledge, no Acquired Company is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of the transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Owned Real Property or Leased Real Property, (ii) to remove or remediate Hazardous Substances from any Owned Real Property or Leased Real Property, (iii) to give notice to or receive approval from any Governmental Body with respect to any Hazardous Substance contamination at any Owned Real Property or Leased Real Property, in each case pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws.

(g) The representations and warranties in this Section 4.16 are the sole and exclusive representations and warranties of Seller concerning any environmental, health or safety matters, including matters arising under Environmental Laws or relating to any Environmental Claims, Environmental Liabilities, or Hazardous Substances.

4.17 Affiliated Transactions. Except as set forth on Schedule 4.17 of the Disclosure Schedules, (a) no Acquired Company is party to any Contract with any Seller Affiliated Party, (b) neither Seller nor, to the Knowledge of Seller, any Seller Affiliated Party (i) owns, directly or indirectly, and whether on an individual, joint, or other basis, any interest in any Person that is a service provider, supplier, customer, or competitor of an Acquired Company or (ii) serves as an officer, director, or employee of any Person that is a service provider, supplier, customer, or competitor of an Acquired Company, and (c) neither Seller nor, to the Knowledge of Seller, any Seller Affiliated Party has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of any Acquired Company. Seller will have caused all Contracts, to which any Acquired Company and any Seller Affiliated Party or any of their Affiliates (excluding the other Acquired Companies) are party, to be terminated and, if applicable, all outstanding balances owed by any Seller Affiliated Party any of their Affiliates (excluding the other Acquired Companies) to the Acquired Companies collected prior to the Closing without the incurrence of any penalty or the payment of any termination fee, in either case, to be paid by any Acquired Company at or after the Closing.

4.18 Employment and Labor Matters. Except as set forth on Schedule 4.18 of the Disclosure Schedules, (a) no Acquired Company is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike, claim of unfair labor practices, or other material collective bargaining dispute within the past two years, (b) (i) there are no employment-related material disputes pending or, to the Knowledge of Seller, threatened between any Acquired Company and any of its employees and (ii) to the Knowledge of Seller, there are no current union organizational activities involving employees of any Acquired Company.

4.19 Antitrust. Neither Seller nor, to the Knowledge of Seller, any Acquired Company has, since May 4, 2012, been notified in writing of:

(a) any investigation or prosecution of Seller or any of the Acquired Companies by any Governmental Body in respect of any actual or alleged breach of the antitrust or competition laws of any jurisdiction; or

(b) any agreement, arrangement or understanding with any competitor(s) to which Seller or any of the Acquired Companies is a party that would constitute a violation of the anti-trust or competition laws of any jurisdiction.

4.20 Accounts Receivable; Customers; Suppliers.

(a) Accounts Receivable. Except as set forth on Schedule 4.20(a) of the Disclosure Schedules, all Receivables reflected on the Latest Balance Sheet (A) represent in all material respects monies due for goods sold and delivered or services rendered from bona fide transactions in the ordinary course of business, and (B) to the Knowledge of Seller, are not subject to any refund, rebate, or adjustment or any defense, right of set-off, assignment, restriction, security interest, or other Lien, including under any Contract, in each case that is material, other than in the ordinary course of business. No Acquired Company has factored any of its Receivables.

(b) Customers. Schedule 4.20(b) of the Disclosure Schedules sets forth the top ten (10) customers of each of Osmose Chemicals and Osmose Railroad (by revenue) for each of the fiscal years of 2012 and 2013. None of the customers identified on Schedule 4.20(b) of the Disclosure Schedules has advised Seller or any Acquired Company in writing or, to the Knowledge of the Seller, orally that it is not continuing, or is terminating or making a material adverse change with respect to, its business with the Transferred Business.

(c) Suppliers. Schedule 4.20(c) of the Disclosure Schedules sets forth the top ten (10) suppliers of each of Osmose Chemicals and Osmose Railroad (by cost) for each of the fiscal years of 2012 and 2013. None of the suppliers identified on Schedule 4.20(c) of the Disclosure Schedules has advised Seller or any Acquired Company in writing or, to the Knowledge of the Seller, orally that it is not continuing, or is terminating or making a material adverse change with respect to, its business with the Transferred Business.

4.21 Governmental Authorizations. A complete and accurate list of material Governmental Authorizations maintained by each Acquired Company is set forth on Schedule 4.21 of the Disclosure Schedules. The Acquired Companies hold all material Governmental Authorizations to own and operate their properties and to carry on their businesses as now conducted. Each Acquired Company is in compliance in all material respects with the Governmental Authorizations set forth in Schedule 4.21 of the Disclosure Schedules. Neither the execution nor delivery by the Acquired Companies of any of the Transaction Documents to which it is or will be a party, the consummation by the Acquired Companies of the transactions contemplated hereby and thereby, nor the performance by the Acquired Companies of their obligations hereunder and thereunder will materially violate, or give any Person the right to revoke, suspend, cancel, terminate, or materially modify, any Governmental Authorization that is held by any Acquired Company.

4.22 Inventory. All inventories of the Acquired Companies (including raw materials, work-in-progress, and finished goods) used in the Transferred Business (collectively, “Inventory”) will be valued on the 2013 Audited Financial Statements at the lower of cost or market. All of the finished goods Inventory is in all material respects in good, merchantable, and usable condition and is salable in the ordinary course of business consistent with past practices. Except as disclosed in Schedule 4.22 of the Disclosure Schedule, none of the Inventory is slow-moving, obsolete (in excess of any reserve for obsolescence set forth on the Latest Balance Sheet), has been consigned to others or is on consignment from others.

4.23 Anti-Corruption Compliance.

(a) The Acquired Companies, including all Persons associated with any Acquired Company, have not at any time engaged since May 4, 2012 in any activity, practice, or conduct which constitutes a material violation of any “Anti-Corruption Law”, which means (i) the U.K. Bribery Act 2010 and the United States Foreign Corrupt Practices Act 1977, (ii) applicable laws enacted pursuant to the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iii) any other applicable laws, rules, or regulations of relevant jurisdictions prohibiting bribery and corruption including local anti-corruption laws in the countries in which each Acquired Company operates.

(b) To Seller’s Knowledge, since May 4, 2012, no Person associated with the Acquired Companies has directly or indirectly made, offered, promised to make, or authorized the making of any payment or provision of money, gift, or anything of value to any Person to influence any act, decision or omission, to obtain or retain business, to direct business to any Acquired Company or to secure any improper advantage for any Acquired Company.

(c) No Acquired Company nor, to the Knowledge of Seller, any Person associated with any Acquired Company is or since May 4, 2012 has been the subject of any investigation, inquiry, allegations, or proceedings by any Governmental Body or any customer regarding actual or alleged violations of the Anti-Corruption Laws, and to Seller’s Knowledge no such investigation, inquiry or proceeding is pending or threatened.

(d) For purposes of this Section 4.23, a Person is “associated” with an Acquired Company if that Person performs or has performed services in any capacity whatsoever for or on behalf of an Acquired Company, including any and all shareholders, officers, directors, employees, Agents, joint ventures, joint venture partners, contractors, subcontractors, distributors, representatives, or consultants of any Acquired Company.

(e) The representations and warranties in this Section 4.23 are the sole and exclusive representations and warranties of Seller concerning any matters relating to compliance with Laws concerning corruption and bribery.

4.24 Disclosed Real Property. Schedule 4.24 of the Disclosure Schedules lists all real property owned or leased by the Acquired Companies at any time, other than Leased Real Property and Owned Real Property identified on Schedules 4.08(b) and 4.08(c) of the Disclosure Schedules.

4.25 Warranty and Product Liability. Except as set forth on Schedule 4.25 of the Disclosure Schedules and for Liabilities for which there is a reserve reflected in the Unaudited Financial Statements, there are no actual material claims outstanding, pending or, to the Knowledge of Seller, threatened involving a service provided or a product manufactured, produced, developed, distributed or sold by the Acquired Companies relating to an alleged defect in design, manufacture, materials or workmanship, performance, or an alleged breach of any express guarantee or warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement or that are incurred in the ordinary course of business.

4.26 Indebtedness. Except as set forth on the Latest Balance Sheet or Schedule 4.26 of the Disclosure Schedules, no Acquired Company has any Indebtedness as of the date hereof.

4.27 Brokerage. Except as set forth on Schedule 4.27 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any Acquired Company.

4.28 Data Room. Prior to the Closing Date, Seller shall have delivered to Buyer one or more CDs containing true, correct, and complete copies of all documents posted in the data room on or prior to two (2) Business Days prior to the date hereof for the transactions contemplated by this Agreement established by Seller at http://services.intralinks.com (the “Data Room”).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of by Buyer of this Agreement and each other Transaction Document to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer, no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement and each other Transaction Document to which Buyer is or will be a party. Each of the Transaction Documents to which Buyer is or will be a party is, or upon its execution and delivery will be (assuming the valid authorization, execution, and delivery of such Transaction Document by the other parties thereto), a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in, and will not conflict with or result in, any breach of, constitute a default under, result in a violation of or require any authorization, Consent, approval, exemption, filing or other Action by or notice to any court, other Governmental Body or other third party under (a) the provisions of Buyer’s Organizational Documents, (b) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is bound, or (c) any Law to which Buyer is subject (except for the applicable requirements under the HSR Act or any comparable applicable foreign competition or antitrust laws).

5.04 Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened, whether at law or in equity, whether before or by any Governmental Body, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, Order or decree of any court or other Governmental Body, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.06 Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws, or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.07 Financing; Availability of Funds. Buyer has delivered to Seller true, correct and complete fully executed copies of the commitment letter, dated as of April 13, 2014, among Buyer, PNC Bank, National Association, and PNC Capital Markets LLC, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Debt Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Buyer) have severally agreed to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement (the “Financing”). In addition, Buyer has delivered to Seller true, correct and complete copies of each executed fee letter associated with the Debt Commitment Letter (the “Fee Letters”); provided that any fee amounts or economic numbers (but, for the avoidance of doubt, no covenants) set forth in any such Fee Letter may be redacted. Neither the Debt Commitment Letter nor any Fee Letter has been amended, restated, supplemented or otherwise modified or waived prior to the date of this Agreement and no such amendment, restatement, supplement, other modification or waiver is contemplated (provided, that any addition of a joint lead arranger to the Debt Commitment Letter in the same form referenced in the first sentence of this paragraph shall not breach the foregoing), and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement or is contemplated. The Debt Commitment Letter is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles. As of the date hereof, there are no side letters or other arrangements relating to the Financing that have been entered into by Buyer or its Affiliates or delivered to Seller. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as described in the Debt Commitment Letter. Buyer does not have any Knowledge of any fact or occurrence existing on the date of this Agreement that would reasonably be expected to make any of the statements set forth in the Debt Commitment Letter inaccurate in any material respects or that would reasonably be expected to cause the Debt Commitment Letter to be ineffective. The net proceeds of the Financing contemplated by the Debt Commitment Letter, together with other financial resources of Buyer, including cash and marketable securities of Buyer on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including, without limitation, the payment of any amounts required to be paid pursuant to Article 1 and payment of all fees and expenses reasonably expected to be incurred in connection herewith. Assuming satisfaction of the conditions set forth in Section 2.01 (and assuming compliance by Seller with Section 6.12), as of the date of this Agreement, Buyer has no reason to believe that conditions to the Financing will not be satisfied.

5.08 Knowledge of Buyer. As of the date of this Agreement, Buyer has reviewed the contents of the Data Room, and to Buyer’s Knowledge, there is no breach of any representation or warranty of Seller with respect to this Agreement (provided that this representation does not apply to the representations and warranties set forth in Section 4.11(f), as such representations and warranties apply to third party claims regarding the specific patent described in Schedule 4.11(f) of the Disclosure Schedules, and any representation or warranty to the extent it is qualified by the Knowledge of Seller) (each, a “Knowledge Event”). To the extent of Buyer’s Knowledge of any such Knowledge Event, Buyer shall be prohibited from asserting (a) any claim for indemnification under the provisions of Article 9 to the extent of such Knowledge Event and (b) any such Knowledge Event as a justification for claiming that a condition to Buyer’s obligation to close the transactions contemplated by this Agreement has not occurred or as a justification for termination of this Agreement under Section 8.01(b) below.

5.09 Solvency. Immediately after giving effect to the transactions contemplated hereby, and assuming the accuracy of Seller’s representations and warranties contained in Articles 3 and 4, Buyer and each of its Subsidiaries (including the Acquired Companies) (a) will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) will have adequate capital to carry on their respective businesses.

ARTICLE 6

PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) Except as set forth on Schedule 6.01, Seller covenants and agrees that, from the date hereof until the Closing Date, Seller shall (i) cause the Acquired Companies to use commercially reasonable efforts to carry on their respective businesses in the ordinary course of business and substantially in the same manner as currently conducted and (ii) use its commercially reasonable efforts to preserve intact in all respects the business organization of the Transferred Business.

(b) Seller covenants and agrees that, from the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in advance in writing by Buyer, none of the Acquired Companies will take any action which, if taken after the Balance Sheet Date, would be required to be disclosed on Schedule 4.07(b) of the Disclosure Schedules.

6.02 Access.

(a) From the date hereof until the Closing Date, the Osmose Entities shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) with access deemed reasonable by the Osmose Entities, during normal business hours, upon reasonable notice and in a manner so as not to interfere with the normal business operations of the Osmose Entities and their Subsidiaries, to the offices, properties, books and records of the Osmose Entities and their Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Osmose Entities and their Subsidiaries (except that Buyer shall conduct no environmental investigation, sampling or testing of soil, groundwater, building materials or other environmental media including of the sort commonly referred to as a “Phase II environmental assessment”). Buyer shall comply with, and shall cause Buyer’s Representatives to comply with, all of their obligations under the Confidentiality Agreement, dated April 23, 2013, between Koppers Holdings Inc. and Seller (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 6.02, and such Confidentiality Agreement will remain in full force and effect.

(b) In order to facilitate the transition of the Acquired Companies to ownership by Buyer, upon Buyer’s request, the parties shall establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Buyer and the Osmose Entities, which shall be responsible for using commercially reasonable efforts to facilitate a planning process to ensure the successful transition of the Osmose Entities to ownership by Buyer. Upon Buyer’s request, subject to applicable Law, the Transition Team shall be responsible for using commercially reasonable efforts to develop a plan for the transition of the Osmose Entities to ownership by Buyer from and after the Closing and shall confer on a regular and continued basis regarding the status of the transition planning process. Upon Buyer’s request, Seller shall cause the Osmose Entities to devote sufficient resources to the Transition Team and share information as necessary to achieve the objectives set forth in this Section 6.02(b), subject to applicable Law. Nothing under this Section 6.02(b) shall require Buyer to expend any amounts prior to the Closing, and the provisions of this Section 6.02(b) shall terminate concurrently with the Closing.

6.03 Regulatory Filings.

(a) Buyer and Seller shall promptly after the date hereof make or cause to be made all necessary filings and submissions under the HSR Act, any comparable applicable foreign competition or antitrust Laws and any other Laws applicable to Buyer and its Affiliates for the consummation of the transactions contemplated herein, with such filings and submissions being made in any event within ten (10) Business Days following the date hereof. Subject to applicable Laws relating to the exchange of information, Seller and the Osmose Entities shall have the right to review in advance, and to the extent practicable shall have the right to consult with Buyer on, all the information that appears in any such filings (and Buyer shall consider in good faith the views of the Osmose Entities in connection therewith). In exercising the foregoing right, Seller and the Osmose Entities shall act reasonably and as promptly as practicable. Subject to applicable Laws relating to the exchange of information, Buyer shall have the right to review in advance, and to the extent practicable the right to consult with Seller or the Osmose Entities (as applicable) on, all the information that appears in any filings or other communications made by Seller or the Osmose Entities to any competition or antitrust authority in connection with the transactions contemplated herein (and Seller or the Osmose Entities, as applicable, shall consider in good faith the views of Buyer in connection therewith).

(b) Buyer shall comply with any reasonable additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Bodies. Seller shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Bodies. In addition, Buyer shall cooperate in good faith with the Governmental Bodies and undertake (with the reasonable cooperation of Seller and the Osmose Entities, which Seller and the Osmose Entities undertake to give) to use its commercially reasonable efforts to complete lawfully the transactions contemplated by this Agreement; except that nothing in this clause, or otherwise, shall oblige Buyer to give any undertakings or otherwise make any commitments to procure the approval of the relevant competition or antitrust authorities for the transactions contemplated by this Agreement, including making any divestiture of Buyer’s or Seller’s business (or any part of their businesses) or holding separate any asset(s) or business(es). Buyer shall be responsible for the filing fees under the HSR Act, under any comparable applicable foreign competition or antitrust laws and under any such other laws or regulations applicable to Buyer. Buyer shall use its commercially reasonable efforts to cause the filings under the HSR Act to be considered for grant of “early termination.”

(c) Buyer shall keep Seller and the Osmose Entities apprised of the status of all filings and submissions referred to in Section 6.03(a) above, including promptly furnishing Seller and the Osmose Entities with copies of notices or other communications received by Buyer in connection therewith and, subject to applicable Law, including applicable Laws relating to the exchange of information, permitting Seller and the Osmose Entities to review in advance any proposed written communication by Buyer or its Affiliates in connection therewith (and considering in good faith the views of Seller and the Osmose Entities in connection therewith). Buyer shall not permit any of its Affiliates, officers, employees or other representatives or Agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with Seller and the Osmose Entities in advance and, to the extent permitted by such Governmental Body, gives Seller and the Osmose Entities the opportunity to attend and participate thereat. Seller or the Osmose Entities, as applicable, shall keep Buyer apprised of the status of all communications made to any competition or antitrust authority in connection with the transactions contemplated herein, including promptly furnishing Buyer with copies of notices or other communications received by Seller or the Osmose Entities in connection therewith and, subject to applicable Law, permitting Buyer to review in advance any proposed written communication by Seller or the Osmose Entities in connection therewith (and considering in good faith the views of Buyer in connection therewith). Seller and the Osmose Entities shall not permit any of their Affiliates, officers, employees or other representatives or Agents to participate in any meeting with any Governmental Body concerning transactions contemplated herein unless they consult with Buyer in advance and give Buyer the opportunity to attend and participate thereat.

(d) The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

6.04 Conditions.

(a) Seller and each of the Osmose Entities shall use commercially reasonable efforts to cause the conditions set forth in Section 2.01 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.01 (other than those to be satisfied at the Closing).

(b) Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing).

6.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither Seller nor its controlled Affiliates shall take or permit (and Seller shall cause the Restricted Parties not to take or permit) any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any purchase of the Shares, any merger involving an Acquired Company, any sale of substantially all of the Assets of any Acquired Company, or other similar transaction involving the Acquired Companies (other than Assets sold in the ordinary course of business).

6.06 Notification.

(a) From the date of this Agreement until the Closing Date, Seller shall promptly disclose to Buyer in writing (i) any material variances from the representations and warranties of Seller or any fact or event that constitutes a material breach of the covenants in this Agreement made by Seller, as applicable, in each case that would cause or reasonably be expected to cause any of the conditions set forth in Section 2.01 not to be satisfied, (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document, and (iii) any written notice from any Person or any Governmental Body that such Person or Governmental Body has instituted or intends to institute a proceeding or, in the case of a Governmental Body, make an Order or decision, at or prior to the Closing which would reasonably be expected to have the effect of prohibiting or materially delaying the consummation of the transactions contemplated hereby in any jurisdiction.

(b) From time to time prior to the Closing, Seller shall have the right to supplement the Disclosure Schedules with respect to any matter occurring after the date of this Agreement that, if such matter had existed or occurred or otherwise been known to Seller prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. Such disclosures pursuant to this Section 6.06 shall amend and supplement the applicable Disclosure Schedules delivered on the date hereof and attached hereto; provided that such disclosures shall not be deemed to amend and supplement the applicable Disclosure Schedules for purposes of the conditions to closing set forth in Section 2.01 above or Buyer’s ability to terminate this Agreement pursuant to Section 8.01 below. If such disclosure supplement is delivered to Buyer on or at any time during the five (5) Business Day period immediately preceding the parties’ projected Closing Date, Buyer may, in its sole discretion, choose to delay the Closing for a period of up to five (5) Business Days so that Buyer may consider fully the matter(s) disclosed in such supplement. Notwithstanding any provision in this Agreement to the contrary, (i) to the extent that any supplement to the Disclosure Schedules would entitle Buyer to terminate this Agreement pursuant to Section 8.01(b), unless Buyer provides Seller with a termination notice within five (5) Business Days after delivery by Seller of such supplement, Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 2.01 and to have accepted such supplement for all purposes under this Agreement (including for purposes of indemnification pursuant to Article 9) and (ii) to the extent that any supplement to the Disclosure Schedules would not entitle Buyer to terminate this Agreement pursuant to Section 8.01(b), such supplement shall serve to update the Disclosure Schedules for purposes of Section 2.01, but shall be disregarded for purposes of indemnification pursuant to Article 9.

6.07 Sensitive Information. Notwithstanding the obligations set forth in this Article 6 to the contrary, the Acquired Companies may withhold from Buyer (a) any document or information that is subject to the terms of a confidentiality agreement with a third party or (b) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Acquired Companies’ outside counsel, might reasonably result in antitrust difficulties between the Osmose Entities and Buyer or any of their respective Affiliates.

6.08 Audited Financial Statements.

(a) Seller shall use commercially reasonable efforts to cause to be delivered to Buyer, as soon as practicable following the date of this Agreement, a true and correct copy of the Audited Financial Statements (as defined herein) of the Transferred Business as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013. Such Audited Financial Statements will include the audited combined balance sheet of the Transferred Business as of December 31, 2013 and 2012, and the related audited combined statements of income, comprehensive income (loss), stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the combined financial statements (collectively, the “Audited Financial Statements”). Such Audited Financial Statements will include one report on the Audited Financial Statements from Deloitte without qualification, limitation of scope, or exception of Deloitte (except for limited component references in respect of those Acquired Companies not organized in the United States regarding the fact that a portion of such audit was not performed by Deloitte) with respect thereto. With respect to each of those Acquired Companies not organized in the United States to which such component references in the Audited Financial Statements relate, Seller shall provide true and correct copies of the audited balance sheets as of December 31, 2013 and 2012, and the related audited statements of income, stockholder’s equity and cash flows of each such Acquired Company for the years ended December 31, 2011, December 31, 2012, and December 31, 2013 (with footnotes and other customary presentation items), together with reports without qualification, limitation of scope, or exception from the applicable local auditors for each such Acquired Company (which reports and the related auditor’s name will not be publicly disclosed by Buyer without such auditor’s prior written consent). For the avoidance of doubt, disclosure to the Financing Sources of the reports described in the immediately preceding sentence and in Section 2.01(o) shall not be construed as public disclosure. The Audited Financial Statements shall contain footnotes and other customary presentation items.

(b) In addition, Seller shall use commercially reasonable efforts to cause Seller’s auditors to cooperate with Buyer and Buyer’s auditors and to cause the Audited Financial Statements to be delivered by Seller to Buyer in accordance with Section 6.08(a) to be prepared in accordance with, and contain the line items and other requirements set forth in, Schedule 6.08(b) (but compliance with this Section 6.08(b) shall not in any way be a condition to the Closing (including pursuant to Section 2.01(b)).

(c) After the date hereof and prior to the Closing Date, (i) for each full calendar month beginning March 1, 2014, Seller shall cause to be delivered to Buyer within 30 days after the last day of such month an unaudited condensed combined balance sheet of the Transferred Business at the last day of such month and unaudited condensed combined statements of income of the Transferred Business, for such month and the year-to-date period then ended, and (ii) for each full calendar quarter beginning with the first calendar quarter of 2014, Seller shall cause to be delivered to Buyer within 45 days after the last day of such quarter an unaudited condensed combined balance sheet of the Transferred Business at the last day of such quarter and unaudited condensed combined statements of income and cash flows of the Transferred Business, for such quarter and the year-to-date period then ended (collectively, the “Interim Financial Statements”).

(d) The costs and expenses of the preparation of the Audited Financial Statements shall be borne equally by Buyer and Seller, regardless of whether the Closing occurs, and Buyer shall reimburse Seller for all such costs and expenses within three (3) Business Days following delivery of invoices therefor; provided that any incremental costs and expenses incurred as a result of complying with Section 6.08(b) or otherwise causing the Audited Financial Statements to comply with Schedule 6.08(b) shall be borne solely by Buyer.

6.09 Osmose Unpaid Transaction Expenses. Except as paid by Buyer at the direction of Seller in accordance with Section 1.04(c), Seller will pay and discharge all Osmose Unpaid Transaction Expenses, and Buyer, the Osmose Entities and their respective Subsidiaries shall have no Liability for any Osmose Unpaid Transaction Expenses.

6.10 Intercompany Accounts and Intercompany Arrangements. Except (a) for the Transaction Documents to be entered into in connection with this Agreement, (b) for trade payables or Receivables arising in the ordinary course of business that are reflected in the Estimated Net Working Capital, or (c) as set forth in Schedule 6.10 of the Disclosure Schedules, effective at least one (1) Business Day prior to the Closing, all intercompany accounts among Seller and its Affiliates (excluding the Osmose Entities), and any Seller Affiliated Party, on the one hand, and the Osmose Entities, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion. Intercompany balances and accounts solely between the Osmose Entities shall not be affected by this provision.

6.11 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing as promptly as practicable (but in any event not prior to the consummation of the Marketing Period) on the terms and conditions described in the Debt Commitment Letter (including the exercise of any so-called “flex” provisions in any Fee Letter), including reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter, (iii) comply with and satisfy on timely basis (or obtain waiver of) all terms, covenants and conditions applicable to Buyer that are in its control to obtaining the Financing set forth in the Debt Commitment Letter and the definitive agreements related thereto such that the Financing will be able to be consummated at or prior to the Closing Date, and (iv) consummate the Financing at or prior the Closing Date subject to the terms and conditions described in the Debt Commitment Letter, and it being understood that Buyer shall not be in breach of its obligations set forth above on account of the effects of any inaccuracies in the representations and warranties of Seller set forth herein or any failure by Seller or the Osmose Companies to comply with their respective obligations hereunder.

(b) Buyer shall keep Seller informed with respect to all material activity concerning the status of the Financing and shall give Seller prompt notice of any change with respect to the Financing. Without limiting the foregoing, Buyer shall notify Seller promptly, and in any event within two (2) Business Days, if at any time (i) the Debt Commitment Letter shall expire or be terminated for any reason, (ii) any Financing Source notifies Buyer that such Financing Source no longer intends to provide any of the Financing to Buyer on the terms set forth in the Debt Commitment Letter, or (iii) Buyer is aware of any actual or potential material breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements relating to the Debt Commitment Letter or any material dispute or disagreement between or among the parties to the Debt Commitment Letter or definitive agreements relating to the Debt Commitment Letter with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing (including any proposal by any Financing Source or any lender named in the Debt Commitment Letter to withdraw, terminate, reduce the amount of Financing or delay the timing of the Financing).

(c) Buyer shall not, without Seller’s prior written consent, (1) permit any amendment, restatement, supplement or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter, any Fee Letter or any definitive agreement related thereto unless the terms of the Debt Commitment Letter or definitive agreements related thereto, in each case as so amended, restated, supplemented modified or waived, are substantially similar to those in the Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, restatement, supplement, modification or waiver (other than economic terms which shall, taken as a whole, be as good as or better for Buyer than those in the Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, restatement, supplement, modification or waiver); provided that in the case of amendments, restatements, supplements or modifications of, or any waiver of any provision or remedy under, any Debt Commitment Letter, any Fee Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment, restatement, supplement, modification or waiver (i) would reasonably be expected to (A) adversely affect the ability or likelihood of Buyer timely consummating the transactions contemplated by this Agreement or (B) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur or delay the timing of the Financing, (ii) reduces the amount of the Financing, (iii) adversely affects the ability of Buyer to enforce its rights against the Financing Sources to require such them to provide the Financing; or (iv) impose new or additional conditions precedent or change the conditions precedent set forth therein, or (2) consent to the early termination of the Debt Commitment letter. Upon any such permitted amendment, restatement, supplement, waiver or modification or replacement of the Debt Commitment Letter or any Fee Letter (subject to the type of redaction permitted by Section 5.07), (1) Buyer shall promptly deliver to Seller true, correct and complete copies thereof (including all exhibits, schedules, annexes and amendments thereto in effect), and (2) the defined term “Financing,” as used herein shall mean the Financing as so amended, restated, supplemented or modified, waived or replaced. Except to the extent Buyer has arranged Alternate Financing pursuant to this Section 6.11, Buyer shall use reasonable best efforts to maintain the effectiveness of the Debt Commitment Letter until the transactions contemplated by this Agreement are consummated.

(d) Subject to the terms and conditions of the Debt Commitment Letter, Buyer shall use it reasonable best efforts to cause the Financing Sources to provide the Financing on the Closing Date (including by taking enforcement action to cause such Financing Sources providing such Financing to comply with their obligations under the Debt Commitment Letter), and, subject to the terms and conditions of the Debt Commitment Letter, to fund such Financing.

(e) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall promptly notify Seller and shall use its reasonable best efforts to arrange and promptly obtain alternative financing from alternative sources on terms and conditions not materially less favorable, in the aggregate, to Buyer than those contained in the Debt Commitment Letter and in an amount sufficient to consummate the transactions contemplated hereby (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (together with any related Fee Letter, the “New Debt Commitment Letter”) which shall replace the existing Debt Commitment Letter, a true, complete and correct copy of which shall be provided by Buyer to Seller promptly and, in any event, within twenty four (24) hours after Buyer obtains it. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” shall mean, with respect to the Financing, the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter, to the extent not superseded by the New Debt Commitment Letter, at the time in question and the New Debt Commitment Letter, to the extent then in effect. Subject to the limitations set forth in Sections 12.15(c) and 12.16, for the avoidance of doubt and notwithstanding any other provision to the contrary herein, Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any Alternate Financing or receipt of the proceeds therefrom.

6.12 Seller and Acquired Companies Financing Assistance. Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, at the sole expense of Buyer, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Buyer in connection with the arrangement of the Financing to be consummated in connection with the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts, at the sole expense of Buyer, to:

(a) as promptly as reasonably practicable provide Buyer (and Buyer may share such information in accordance with this Agreement with the Financing Sources providing the Financing), following the delivery of a written request therefor to Seller by Buyer, with a combined balance sheet and related combined statement of income of the Transferred

Business as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year or is the fourth fiscal quarter of any fiscal year) or at least 60 days prior to the Closing Date (if such period is a fiscal quarter other than the fourth fiscal quarter of any fiscal year);

(b) upon reasonable prior notice, make management of the Acquired Companies available to participate in and to assist in preparing for a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows, rating agency presentations and sessions with prospective Financing Sources and potential lenders or investors in the Financing, at times and at locations reasonably acceptable to Seller;

(c) solely to the extent required by the conditions precedent in the Debt Commitment Letter and subject to any “funds certain” provisions therein, facilitate the granting of a security interest in collateral, guarantees, mortgages, other definitive financing security documents or other certificates or documents as may reasonably be requested by Buyer or the Financing Sources that are related to the Financing; provided, that any obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing and become effective no earlier than concurrently with the occurrence of the Closing;

(d) obtain a certificate of the chief financial officer or individual performing similar functions of each of the Acquired Companies with respect to solvency matters to the extent required to consummate the Financing, and provide customary authorization and representation letters with respect to a customary bank information memoranda contemplated by the Debt Commitment Letter;

(e) furnish all documentation and other information required by any Governmental Body under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Acquired Company and solely to the extent required by the conditions precedent in the Debt Commitment Letter and requested at least ten days prior to the Closing Date; and

(f) assist in the preparation, execution and delivery of the credit agreement, pledge and security documents and other definitive financing documents related to the Financing as may be reasonably requested by Buyer, in each case, to the extent required by the Debt Commitment Letter; provided any such agreements or documents shall not become effective until after the occurrence of the Closing;

provided, that, notwithstanding anything to the contrary, (1) until the Closing occurs, neither Seller nor any Acquired Company shall (i) have any Liability or any obligation under any agreement or document related to the Financing (other than with respect to representations made in the authorization and representation letters made to the Financing Sources and potential lenders and investors in the Financing described above in clause (d)) and (ii) not be required to incur any other Liability in connection with the Financing, (2) such cooperation shall not unreasonably interfere with the ongoing operations of Seller, its Affiliates or the Acquired Companies and is subject to customary confidentiality arrangements, (3) neither Seller nor the

Acquired Companies shall be required to pay any commitment or other similar fee or incur any liability or obligation in connection with the Financing, (4) neither Seller nor any of the Acquired Companies shall be required to issue any offering or information document or provide or deliver any legal opinion, (5) any cooperation shall not require Seller to waive or amend any terms of this Agreement, (6) neither Seller nor any of the Acquired Companies shall be obligated to adopt resolutions or execute consents to approve or authorize the Financing and (7) such cooperation shall not require Seller or any of the Acquired Companies to take any action that would conflict with any applicable law, the organizational documents of Seller, its Affiliates or the Acquired Companies or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any material contract to which Seller, its Affiliates or any of the Acquired Companies is a party. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or the Acquired Companies in connection with the cooperation of Seller and the Acquired Companies contemplated by this Section 6.12 (without duplication of any reimbursement pursuant to the preceding sentence).

Buyer shall indemnify and hold harmless the Acquired Companies and their respective representatives from and against any and all claims, losses, Liabilities, damages, judgments, fines, penalties, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, and amounts paid in settlement resulting from any action required to be taken under this Section 6.12, except to the extent directly and actually arising out of or relating to fraud or intentional misrepresentation of Seller or any Acquired Company. Seller hereby consents to the use of the Acquired Companies’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage any Acquired Company or the reputation or goodwill of any Acquired Company or its business or products, and, provided further, that Seller shall be permitted to review the use of such logos prior to any such use.

6.13 Copper Hedging Contracts.

(a) Without limitation of Section 6.01(b), Seller covenants and agrees that, from the date hereof until the Closing Date, prior to Seller or any Acquired Company entering into any hedging Contract (which shall include any new hedging positions entered into or added under any existing umbrella hedging Contract that allows for multiple hedging positions thereunder) relating to copper prices, Seller shall request in writing whether Buyer approves of such copper hedging Contract or position being entered into. Buyer shall have three (3) Business Days after receipt of Seller’s delivery of such request to consent in writing to the entry into such copper hedging Contract or position. If Buyer does not consent in such timeframe, and Seller or Acquired Company, as applicable, nonetheless enters into such copper hedging Contract or position, such copper hedging Contract or position shall be deemed an “Excluded Copper Hedging Contract” for purposes of the definitions of “Net Breakage Benefits” and “Net Breakage Costs” hereunder. If Buyer consents to such copper hedging Contract or position, such copper hedging Contract or position shall be deemed to be added to Schedule 11.3 for all purposes hereunder.

(b) From the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to cause those Contracts or positions designated as “Designated Copper Hedging Contracts” on Schedule 11.3 (or designated as “Designated Copper Hedging Contracts” in a written notice from Seller with respect to those copper hedging Contracts or positions consented to by Buyer in accordance with Section 6.13(a)) to be assigned to an Acquired Company, to the extent that such Contracts or positions are assignable pursuant to their terms and under applicable law. Any such Contracts or positions so assigned prior to the Closing shall be deemed an “Excluded Copper Hedging Contract” for purposes of the definitions of “Net Breakage Benefits” and “Net Breakage Costs” hereunder.

6.14 Release of Security.

(a) Buyer acknowledges that Seller or its Affiliates may have provided in favor of the Osmose Entities or the Transferred Business certain letters of credit, guaranties or other payment bonds from time to time. At or prior to the Closing, Buyer shall cause Seller or its Affiliates, as applicable, to be released from such obligations set forth on Schedule 6.14 of the Disclosure Schedules, and if required in connection with doing so, shall furnish any new letters of credit, guaranties, or other security required in connection therewith.

(b) Without limitation of Section 6.01(b), Seller covenants and agrees that, from the date hereof until the Closing Date, prior to Seller or any Affiliate entering into any new letter of credit, guaranty or other payment bond in favor of the Osmose Entities or the Transferred Business (other than those designated as “Anticipated Bonds” on Schedule 6.14(a) of the Disclosure Schedules, the entry into which Buyer hereby provides its approval), or materially increasing the amount of any letter of credit, guaranty or other payment bond in favor of the Osmose Entities or the Transferred Business, Seller shall request in writing whether Buyer approves of Seller’s or its Affiliates’ entry into such letter of credit, guaranty or other payment bond (or such material increase thereto), such approval not to be unreasonably withheld, conditioned or delayed. Buyer shall have three (3) Business Days after receipt of Seller’s delivery of such request to consent in writing to the entry into such letter of credit, guaranty or other payment bond (or material increase thereto). If Buyer does not consent in such timeframe, and Seller or its Affiliate nonetheless enters into such arrangement, Buyer shall have no obligation under Section 6.14(a) to have Seller or its Affiliates released from such arrangement. If Buyer consents to such arrangement, such arrangement shall be deemed to be included on Schedule 6.14 of the Disclosure Schedules for purposes of Section 6.14(a).

ARTICLE 7

ADDITIONAL AGREEMENTS

7.01 Access. From and after the Closing, Buyer shall cause the Acquired Companies to provide Seller and its authorized representatives, and Seller shall provide the Acquired Companies and their respective authorized representatives, with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Acquired Companies and Seller, as applicable, with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement, the Transition Services Agreement or the transactions contemplated hereby; provided that (a) the foregoing obligations shall in all cases be subject to applicable privilege and third party confidentiality limitations, and (b) no party shall be required under this Section 7.01 to provide any access or information in relation to any dispute or Action between or among parties hereunder. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Acquired Companies to, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Acquired Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Buyer shall not, and shall ensure that the Acquired Companies do not, amend, repeal or modify any provision in the Acquired Companies’ certificates of incorporation or bylaws relating to the exculpation, indemnification or advancement of expenses of any officers and directors in any way that diminishes or adversely affects the exculpation, indemnification or advancement of expenses provided therein (unless required by Law), it being the intent of the parties that the officers and directors of the Acquired Companies who were officers and directors prior to the Closing (each, a “D&O Indemnified Person”) shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent provided for under applicable Law and in the Acquired Companies’ certificates of incorporation or bylaws as of immediately prior to the Closing.

(b) At or prior to the Closing, Seller shall, or shall cause the Acquired Companies to, obtain, and maintain irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date, from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance and in an amount and scope at least as favorable as the Acquired Companies’ existing policies, with respect to matters existing or occurring at or prior to the Closing Date. Buyer shall not, and shall cause the Acquired Companies not to, cancel or change such insurance policies in any respect. The costs of obtaining such policies shall be borne equally by Buyer and Seller.

(c) In the event Buyer, any of the Acquired Companies, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Buyer or the applicable Acquired Company, as the case may be, shall assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the D&O Indemnified Persons.

7.03 Employment and Benefit Arrangements. For a period of at least one (1) year following the Closing Date, Buyer shall cause the Acquired Companies to provide compensation and benefits to employees and former employees of the Acquired Companies no less favorable, in the aggregate, than those to which such employees and former employees were entitled, including under the Plans, as of the date hereof. Buyer shall take all actions required so that all employees of the Acquired Companies shall receive service credit for all periods of service with the Acquired Companies or any of their predecessors prior to the Closing Date for all purposes under any benefit or compensation plans, Contracts, programs, policies arrangements and agreements established or maintained by Buyer and its Affiliates (including, after the Closing, the Acquired Companies) (the “Buyer Benefit Plans”) other than for benefit accrual purposes under any Buyer Benefit Plan that is a defined benefit plan. Buyer shall take all necessary actions to waive or cause to be waived any waiting periods, pre-existing conditions or actively-at-work requirements for employees (and, where applicable, the dependents and beneficiaries of the employees) of the Acquired Companies under all Buyer Benefit Plans and to give such employees (and, where applicable, the dependents and beneficiaries of the employees) credit under all Buyer Benefit Plans for deductibles, co-payments and out-of-pocket expenses that have been paid or incurred by the employees or their dependents. Buyer and its Affiliates will be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9 that are set forth on Schedule 7.03. This Section 7.03 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Acquired Companies, as the case may be.

7.04 Contact with Business Relations. Prior to the Closing, Buyer and its representatives shall contact and communicate with the employees, customers, suppliers and other business relations of the Acquired Companies in connection with the transactions contemplated hereby only with the prior written consent of Seller.

7.05 Employee Matters. Buyer will indemnify the Seller Indemnities from and against any Losses (as defined below) that may be incurred by them (a) under the WARN Act (or any similar state or local Law with respect to plant closing, layoff or relocation) arising at or after the Closing as a result of any action or omission of the Acquired Companies occurring at or after the Closing or (b) with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Acquired Companies at or after the Closing.

7.06 [RESERVED.]

7.07 Insurance.

(a) Except as provided in Section 7.07(b), and except with respect to the PLL Policy, and except as to insurance policies issued to any Acquired Company as a named insured which are included in the Assets, neither Buyer nor any Acquired Company shall have the right to make claims after the Closing Date under insurance policies issued prior to the Closing Date by third parties that may have provided coverage to any Acquired Company as an Affiliate of Seller.

(b) Notwithstanding the provisions of Section 7.07(a), Seller shall, and shall cause the Acquired Companies to, keep each of the workers compensation insurance policies and the other insurance policies which provide coverage for the Acquired Companies as of the date hereof (the “Certain Policies”), or suitable replacements therefor, in full force and effect through the Closing. With respect to claims relating to acts, omissions, events or circumstances relating to employees of the Transferred Business and of the Acquired Companies that occurred or existed prior to the Closing that are covered by the Certain Policies that are occurrence-based, or which are covered by any other occurrence-based insurance coverage which covers the Acquired Companies prior to the Closing (the “Pre-Closing Claims”), Seller (or a claims handler appointed by Seller ) shall use commercially reasonable efforts to administer and pursue such Pre-Closing Claims, and collect from such provider all payments associated therewith, on behalf of the Acquired Companies. Buyer shall cooperate, and shall cause the Acquired Companies to cooperate, with Seller in order to fully enable Seller to comply with the requirements of the relevant insurer, and shall provide, and shall cause the Acquired Companies to provide, such information and assistance as Seller may reasonably request in connection with any such claim. Buyer agrees to pay all reasonable out of pocket expenses (including all deductible amounts and reasonable fees and expenses of third parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals, and claim review incurred on or after the Closing Date with respect to any Pre-Closing Claims.

7.08 Non-Solicitation of Employees; Non-Competition; Confidentiality.

(a) For a period of two (2) years from the Closing Date, without the prior written consent of Buyer, Seller will not and will cause its Subsidiaries and each of the Restricted Parties not to, directly or indirectly, hire, solicit, or cause to be solicited for employment any executive officers of the Transferred Business; provided, however, that the foregoing does not prohibit Seller or the Restricted Parties from (i) placing general advertisements for employment (including through the use of employment agencies) not specifically directed at any such Persons, or from hiring any Person who responds to any such general solicitation or (ii) soliciting for hire or hiring any Person whose employment is terminated by the applicable Acquired Company, Buyer, or any of their Affiliates, as applicable.

(b) Seller covenants and agrees that, without the prior written consent of Buyer, it shall not, and shall cause its Subsidiaries not to, for a period of five (5) years from the Closing Date, anywhere in the world, directly or indirectly, engage in or become associated as a partner, owner, Agent, stockholder, member, or otherwise operate a business with, any Person or organization (other than Buyer) engaged in, the Transferred Business (other than ownership of less than 5% of the shares of a publicly held corporation). Seller also covenants and agrees that, without the prior written consent of Buyer, it shall cause the Restricted Parties not to, for a period of two (2) years from the Closing Date, anywhere in the world, directly or indirectly, invest in or acquire all or substantially all of the assets of any Person or organization set forth on Schedule 7.08(b).

(c) Seller also covenants and agrees that, without the prior written consent of Buyer, it shall and shall cause its Subsidiaries and the Restricted Parties to, for a period of two (2) years from the Closing Date, (i) keep confidential all confidential, nonpublic or proprietary information and materials regarding Buyer and the Acquired Companies (except to the extent (x) disclosure of such information is required by Law, or (y) the information becomes publicly known except through the actions or inactions of Seller or any such Subsidiary or Restricted Party), and (ii) in the event Seller or any Subsidiary or Restricted Party is required by Law to disclose any such information, such Person shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable Law; provided, that nothing in this Section 7.08 shall limit the Restricted Parties’ ability to disclose the terms and provisions of this Agreement for marketing purposes in accordance with their customary practice or to their respective existing and prospective investors and lenders and the respective advisors and representatives of the foregoing.

7.09 Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Transferred Business is found to have been transferred to Buyer in error (as mutually determined by Buyer and Seller in good faith), either directly or indirectly (including as a result of the Restructuring), Buyer shall transfer, or shall cause its Affiliates (including the Acquired Companies) to transfer, at no cost to Seller, such right, property or asset (and any related Liability) as soon as practicable to Seller or one of its Affiliates, as indicated by Seller. If, following the Closing, any right, property or asset forming part of the Transferred Business is found to have been retained by Seller or any of its Affiliates in error (as mutually determined by Buyer and Seller in good faith), either directly or indirectly (including as a result of the Restructuring), Seller shall transfer, or shall cause its Affiliates to transfer, at no cost to Buyer, such right, property or asset (and any related Liability) as soon as practicable to Buyer or an Affiliate indicated by Buyer.

7.10 Property A. Buyer shall use commercially reasonable efforts to sell, within three (3) years after the Closing, that certain Owned Real Property described on Schedule 7.10 (“Property A”), with such sale being on an arms-length basis to an unrelated third party. Buyer shall otherwise have sole discretion to determine the terms and conditions, including the sales price, with respect to a sale of Property A. In the event that Buyer closes on the sale of Property A within the aforementioned 3-year period, Buyer shall pay to Seller an amount equal to seventy-five percent (75%) of the net proceeds with respect to the sale of Property A, in cash or via wire transfer of immediately available funds, within five (5) Business Days following Buyer’s receipt of such proceeds, after Buyer deducts reasonable, out-of-pocket and documented costs it incurs with respect to any such sale, including Taxes, selling, marketing and closing costs, attorneys’ fees, and brokerage fees.

7.11 Payments. Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks to the extent they are related to the Transferred Business or the Acquired Companies that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers, or other contracting parties of the Transferred Business or the Acquired Companies. Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks to the extent they are related to the Excluded Business or the Seller or its Affiliates (other than the Acquired Companies) that have been sent to Buyer or any of its Affiliates after the Closing Date by customers, suppliers, or other contracting parties.

7.12 Contract and Permit Consents.

(a) Non-Assignable Contracts and Permits. Other than with respect to the Required Consents, to the extent that, with respect to any Contracts or Permits, the consummation of the transactions required by this Agreement requires any Consent, and such Consent has not been, or cannot be, obtained at or prior to the Closing, this Agreement shall not constitute a contract to assign or transfer the same if an attempted assignment or transfer would constitute a breach or violation thereof or would in any way adversely affect the rights of Seller or the Acquired Companies thereunder. If any such Consent is required but not obtained at or prior to the Closing Date, and provided that Buyer consents in its sole and absolute discretion, Seller shall, in such case, continue to deal with the other contracting party or parties, with the benefits of such Contract after the Closing Date accruing to the benefit of the Acquired Companies; subject to Buyer’s indemnifying and holding harmless the Seller Indemnitees against any Losses incurred by such party as a result of the Acquired Companies’ performance or failure to perform their obligations under such Contract after the Closing. With respect to Contracts, Seller shall hold all moneys received thereunder for the benefit of the Acquired Companies and shall pay the same to Buyer promptly following receipt (net of any collection costs). Buyer shall provide Seller with such assistance, including, but not limited to, providing the appropriate staff and assets, reasonably required by Seller in order to so continue to deal with the other contracting party or parties or Governmental Bodies, as applicable. Buyer shall provide such assistance to Seller without charge to Seller; provided that, to the extent that any third party requests or requires any payment in connection with any Consent in connection with the assignment or transfer of any Contract pursuant to this Agreement, such payment shall be a Consent Payment Amount.

(b) Cooperation. Each of Buyer and Seller shall use its commercially reasonable efforts to provide all cooperation reasonably requested by the other (with the costs of such cooperation being borne by Buyer and Seller equally) in connection with the receipt of the Consents, including (i) participation in meetings with parties to Contracts and (ii) providing the other with information required by parties to Contracts and as reasonably requested by the other; provided that (x) the effectiveness of any instruments executed by Buyer, Seller or any of their respective Subsidiaries with respect thereto shall be subject to the consummation of the Closing and (y) nothing herein shall require any cooperation by Buyer or Seller to the extent it would unreasonably interfere with the business or operations of Buyer, Seller or their respective Subsidiaries.

(c) Modification. Notwithstanding anything to the contrary set forth in this Agreement, in connection with obtaining any Consents, neither Seller nor any of its Affiliates (including, prior to the Closing, for purposes of this Section 7.12, the Acquired Companies) shall, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) (i) consent to or effect any modification of, or amendment to, applicable terms of any Contract which will be subject to the provisions of this Section 7.12, or (ii) otherwise obligate Buyer, the Acquired Companies or any of their respective Affiliates or Subsidiaries to take or omit to take any action.

7.13 Consent Payment Amounts. Buyer and Seller shall bear equally the full cost of all Consent Payment Amounts.

7.14 Compound Marks and Use of “Osmose” Name. Seller hereby assigns, sells, transfers, and conveys to Buyer for its own benefit and the benefit of its successors and assigns, all of Seller’s right, title and interest in and to the portions of the trademarks in Section 3(d) of Schedule A that do not include the term “Osmose” or any derivations thereof, together with the related goodwill of the business represented thereby, and all the benefits, privileges, causes of action, and the exclusive rights to (i) apply for and maintain all registrations, renewals, or extensions thereof, (ii) enforce all rights and interest therein and thereto, including to sue for any future infringement and to collect all damages therefor for the Buyer’s own benefit and the benefit of its successors and assigns, and (iii) grant licenses or other interests therein and thereto. The Acquired Companies will be licensed to use the term “Osmose” and any derivations thereof to use alone and in connection with the compound marks for the Transferred Business, subject to the terms and conditions of the Trademark License Agreement. For the avoidance of doubt, Seller makes no representations or warranties related to the partial trademarks that are subject to this Section 7.14.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a material violation or breach by the Osmose Entities or Seller of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer under Section 2.01 and such violation or breach has not been waived by Buyer or cured by the Osmose Entities or Seller within 15 calendar days after written notice thereof from Buyer;

(c) by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Osmose Entities and Seller under Section 2.02 and such violation or breach has not been waived by Seller or cured by Buyer within 15 calendar days after written notice thereof from Seller (provided that neither a breach by Buyer of Section 5.07 hereof nor the failure to deliver the full consideration payable pursuant to Article 1 under this Agreement at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller); or;

(d) by either Buyer or Seller if the transactions contemplated hereby have not been consummated on or prior to July 31, 2014 (the “Outside Date”, unless the Closing is delayed by Buyer in accordance with Section 6.06(b), in which case the Outside Date shall be extended by such period); provided, however, that (i) if the Marketing Period has commenced prior to the Outside Date and has not been completed by the Outside Date, the Outside Date shall be extended to the date on which the Marketing Period is completed, and, in the event of such an extension, such date shall be the “Outside Date” for the purposes hereof; and (ii) either Buyer or Seller may elect to extend the Outside Date to September 15, 2014 upon prior written notice to the other delivered no later than July 28, 2014 (and if Seller so extends the Outside Date due to the fact that all of the conditions set forth in Section 2.01 will not be capable of being satisfied or waived by July 31, 2014, the Closing Consideration shall be reduced by the amount, not to exceed $250,000, of the extension fee charged by the Financing Sources due to such extension pursuant to the Debt Commitment Letter); provided, further, that in no case shall either Seller or Buyer be entitled to terminate this Agreement pursuant to this Section 8.01(d) if Seller’s or Buyer’s breach of this Agreement, as applicable, has prevented the consummation of the transactions contemplated hereby.

8.02 Effect of Termination. In the event of a termination of this Agreement by either Buyer or Seller under Section 8.01, the provisions of this Agreement shall immediately become void and of no further force or effect, and there shall be no Liability on the part of any of Buyer, the Osmose Entities or Seller to one another, except (i) that Article 12 shall remain in full force and effect in accordance with its terms, (ii) for breaches of the representations and warranties or covenants contained in this Agreement occurring prior to the time of such termination, and (iii) that the Confidentiality Agreement shall survive the termination of this Agreement for a period of five (5) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall automatically be amended to be extended until the end of such five-year period).

ARTICLE 9

INDEMNIFICATION

9.01 Survival. The representations and warranties contained in Articles 3, 4, and 5, and the covenants and agreements contained in this Agreement, shall survive the Closing and shall terminate on the date that is twelve (12) months after the Closing Date, provided, however, that (a) the Seller Fundamental Representations shall survive indefinitely, (b) the representations and warranties contained in Section 4.09 (Tax Matters) and the indemnity in Section 10.01(j) shall survive until the expiration of the applicable statutes of limitation, (c) the representations and warranties contained in Section 4.11(f) (solely to the extent applicable to the patent disclosed on Schedule 4.11(f) of the Disclosure Schedules) shall survive until the date that is twenty four (24) months after the Closing Date, and (d) the covenants contained in Articles 6 and 7 shall terminate on the Closing Date unless a specific covenant contained in Articles 6 and 7 requires performance after the Closing Date, in which case such covenant shall survive in accordance with its terms.

9.02 Indemnification by Seller.

(a) From and after the Closing (but subject to the provisions of this Article 9), Buyer, the Acquired Companies, and each of their respective Affiliates, officers, directors, employees, Agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (the “Buyer Indemnitees”) shall be indemnified by Seller in respect of any and all claims, Liabilities, obligations, losses, costs, expenses, interest, penalties, fines and judgments (at equity or at law), and damages, whenever arising or actually incurred (including amounts paid in settlement, reasonable costs of investigation, and reasonable attorneys’ fees and expenses) (hereinafter individually, a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees to the extent such Loss results from, or arises out of:

(i) a breach of any representation or warranty of Seller or the Osmose Entities contained in Article 3 or 4 of this Agreement, in each case taking into account any disclosure made pursuant to Section 6.06,

(ii) a breach of any covenant or agreement by Seller or the Osmose Entities contained in this Agreement that survives beyond the Closing Date,

(iii) any Excluded Liability, including any claims that may be made after the Closing against Seller or the Acquired Companies by third-parties relating to any Excluded Liability,

(iv) any Indebtedness as of the Closing unpaid following the Closing or any Osmose Unpaid Transaction Expenses, in each case, to the extent not taken into account in the determination of the final Purchase Price in Section 1.05, and

(v) Response Costs, Property A Response Costs, and Property B Response Costs.

All payments under this Section 9.02 shall be treated by the parties as an adjustment to the Purchase Price, to the extent permitted by applicable law. For the avoidance of doubt, the procedures set forth in this Section 9.02 shall not govern indemnification obligations of Seller related to Tax Matters to the extent set forth in Article 10. In the event of a conflict between the procedures set forth in this Section 9.02 and Article 10 related to Taxes, the provisions set forth in Article 10 shall control.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement: (i) (A) the Buyer Indemnitees shall not be entitled to indemnification for a Loss pursuant to this Agreement except to the extent the aggregate amount of all Losses eligible for indemnification pursuant to Section 9.02(a)(i) (other than the Special Indemnity, as defined below) exceeds on a cumulative basis an amount equal to $3,500,000 (the “General Deductible”), and then only to the extent such Losses exceed the General Deductible; and (B) the Buyer Indemnitees shall not be entitled to indemnification for a Loss in respect of any breach of the representations and warranties set forth in Section 4.11(f) solely to the extent applicable to the patent disclosed on Schedule 4.11(f) of the Disclosure Schedules (the “Special Indemnity”), except to the extent the aggregate amount of all Losses eligible for indemnification in respect of breach(es) thereof exceeds on a cumulative basis an amount equal to $250,000 (the

“Special Deductible”), and then only to the extent such Losses exceed the Special Deductible; provided, that neither the General Deductible nor the Special Deductible shall apply with respect to Buyer Indemnitee claims resulting from, arising out of, or relating to any (1) breach of a Seller Fundamental Representation or of Section 4.09 (Tax Matters), (2) any items set forth in clauses (ii)-(v) of Section 9.02(a), or (3) actual fraud in connection with this Agreement or the transactions contemplated hereby; (ii) the Buyer Indemnitees shall not be entitled to indemnification for a Loss pursuant to this Agreement consisting of or relating to Taxes with respect to any taxable period (or portion thereof) beginning after the Closing Date as a result of any breach of the representations and warranties contained in Article 3 or 4 of this Agreement (other than the representation and warranties set forth in Section 4.09(f); (iii) the Buyer Indemnitees shall not be entitled to any indemnification pursuant to Section 9.02(a) in excess of, in the aggregate, at any time an amount equal to $46,000,000 (the “Cap”); provided, that the Cap shall not apply with respect to Buyer Indemnitee claims resulting from, arising out of, or relating to any (A) breach of a Seller Fundamental Representation or of, any representation or warranty set forth in Section 4.09 (Tax Matters), (B) any items set forth in clauses (ii), (iii) or (iv) of Section 9.02(a), or (C) actual fraud in connection with this Agreement or the transactions contemplated hereby; and (iii) the Buyer Indemnitees shall not be entitled to any indemnification pursuant to this Agreement in excess of, in the aggregate, at any time an amount equal to the aggregate Closing Consideration received by Seller (as adjusted pursuant to Section 1.05); provided, that such limitation shall not apply with respect to Buyer Indemnitee claims resulting from, arising out of, or relating to any actual fraud in connection with this Agreement or the transactions contemplated hereby. If any representation or warranty of Seller contained herein or in any Schedule, Disclosure Schedule, Exhibit or certificate delivered pursuant to this Agreement is qualified or limited based on materiality, including the terms “material,” “Material Adverse Effect,” or any similar materiality or similar qualification or limitation (except with respect to the representations and warranties in Sections 4.06(a)-(c) (Financial Statements) and 4.07(a) (Absence of Material Adverse Effect) and reference to the terms “Material Contract”), such qualification or limitation shall be disregarded for purposes of determining the amount of Losses in respect of a breach thereof (but not for determining whether a breach has occurred).

(c) Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees shall not be entitled to indemnification for Losses arising from a breach by Seller of Section 4.16 or with respect to any Response Action (including any Response Costs, Property A Response Costs or Property B Response Costs), except to the extent (i) such Response Action is required (A) by Environmental Laws, or (B) an unsolicited Order from a Governmental Body (or solely with respect to Property A or Property B, a threat of such Order), or (C) solely with respect to the Property A Response Costs or the Property B Response Costs (x) to attain compliance with applicable remedial standards established under applicable Environmental Laws for the industrial use of such property (or, for any offsite property affected by migration from Property A or Property B, the applicable remedial standards applicable to the current use of such offsite property), (y) to reduce concentrations of contaminants at such property to remedial target standards established under applicable Environmental Laws for the industrial use of such property (or, for any offsite property affected by migration from Property A or Property B, the applicable remedial standards applicable to the current use of such offsite property), or (z) to reduce concentrations of contaminants at such property to site specific target limits or comparable standards determined by an independent, nationally-recognized, third-party environmental consultant owing a duty of care to both the Buyer Indemnitees and Seller and using a framework consistent with applicable Environmental Laws or approved by the Governmental Body in that jurisdiction, (ii) if coverage for such Losses or Response Action is available under the PLL Policy, the Buyer Indemnitees first use commercially reasonable efforts to pursue coverage under the PLL Policy for Losses or Response Costs, Property A Response Costs or Property B Response Costs arising from Bodily Injury or Property Damage (as such terms are defined in the PLL Policy) (and such indemnification shall be limited to Losses or Response Costs, Property A Response Costs or Property B Response Costs not actually recovered by the Buyer Indemnitees under such PLL Policy) and (iii) such Response Action is conducted in a cost-effective manner and required to attain compliance with minimum remedial standards applicable under Environmental Laws based on continued industrial use (or other applicable remedial standard for off-site migration) of the subject property, employing risk based standards and institutional controls where available.

(d) With respect to any real property owned or leased by the Acquired Companies, the Buyer Indemnitees shall not be entitled to indemnification with respect to any releases of or contamination by Hazardous Substances identified through any environmental sampling or analysis, or any report to any Governmental Body, in either case which is not (i) affirmatively required by Environmental Laws or a Governmental Body, (ii) reasonably related to a Known Environmental Condition in concentrations greater than applicable cleanup, remedial or comparable regulatory standards established pursuant to applicable Environmental Law or approved by the applicable Governmental Body for industrial use of such property (or other comparable, applicable regulatory standards for off site migration) or, in the case of Property A or Property B, site specific target limits or comparable standards determined by an independent, nationally-recognized, third-party environmental consultant owing a duty of care to both the Buyer Indemnitees and Seller and using a framework consistent with applicable Environmental Laws or approved by the Governmental Body in that jurisdiction, or (iii) without regard for the availability of any indemnification hereunder and assuming continued industrial use of the subject site, as is necessary and consistent with industry practice in connection with any new construction at a real property owned or leased by the Acquired Companies.

(e) Notwithstanding anything to the contrary herein, the indemnification of the Buyer Indemnitees for Response Costs, Property A Response Costs and Property B Response Costs shall be paid solely by, shall be limited to, and shall not exceed, funds in the Special Escrow Account. The indemnification hereunder of the Buyer Indemnitees for Response Costs and Property B Response Costs shall be limited to 50% of Response Costs and Property B Response Costs incurred by the Buyer Indemnitees after the Closing Date and prior to the third (3rd) anniversary of the Closing Date, and the indemnification of the Buyer Indemnitees for Property A Response Costs shall be for 100% of Property A Response Costs incurred by the Buyer Indemnitees after the Closing Date and prior to the third (3rd) anniversary of the Closing Date.

(f) All Response Costs, Property A Response Costs and Property B Response Costs for which the Buyer Indemnitees are entitled to indemnification in accordance with this Section 9.02 shall be paid by and be limited to the Special Escrow Account. The indemnification of the Buyer Indemnitees for all Losses (other than Response Costs, Property A Response Costs and Property B Response Costs) shall be paid, subject in all respects to all applicable limitations including under Section 9.02(b), first by the funds in the General Escrow Account and once the funds in the General Escrow Account have been depleted, then by Seller.

9.03 Indemnification by Buyer.

(a) From and after the Closing (but subject to the provisions of this Article 9), Buyer shall indemnify Seller, its members, its and their Affiliates, and its and their officers, directors, employees, Agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by the Seller Indemnitees to the extent arising from or relating to (i) a breach of any representation or warranty of Buyer contained in this Agreement, (ii) a breach of any covenant or agreement by Buyer contained in this Agreement requiring performance by Buyer prior to the Closing or by Buyer or the Osmose Entities and their Subsidiaries after the Closing, and (iii) the Osmose Entities or their Subsidiaries following the Closing (except for Losses arising from claims for indemnification under Section 9.02(a)) or actions taken by Buyer or the Osmose Entities or their Subsidiaries at or after the Closing. All payments under this Section 9.03 shall be treated by the parties as an adjustment to the proceeds received by Seller pursuant to Article 1.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Seller Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, (i) the Seller Indemnitees shall not be entitled to indemnification for a Loss pursuant to this Agreement except to the extent the aggregate amount of all Losses eligible for indemnification pursuant to Section 9.03(a)(i) exceeds on a cumulative basis the General Deductible, and then only to the extent such Losses exceed the General Deductible; provided, that the General Deductible shall not apply with respect to Seller Indemnitee claims resulting from, arising out of, or relating to any (A) breach of a Buyer Fundamental Representation or (B) actual fraud in connection with this Agreement or the transactions contemplated hereby, and (ii) the Seller Indemnitees shall not be entitled to any indemnification pursuant to Section 9.03(a) in excess of, in the aggregate, at any time an amount equal the Cap; provided, that the Cap shall not apply with respect to Seller Indemnitee claims resulting from, arising out of, or relating to any (A) breach of a Buyer Fundamental Representation, (B) clause (ii) of Section 9.03(a) or (C) actual fraud in connection with this Agreement or the transactions contemplated hereby. If any representation or warranty of Buyer contained herein or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement is qualified or limited based on materiality, including the terms “material,” “Material Adverse Effect,” or any similar materiality or similar qualification or limitation, such qualification or limitation shall be disregarded for purposes of determining the amount of Losses in respect of a breach thereof (but not for determining whether a breach has occurred).

9.04 Expiration of Claims and Escrow Release.

(a) The ability of any Person to receive indemnification under Section 9.02 or 9.03, shall terminate on the applicable survival termination date (as set forth in Section 9.01), unless such Person shall have incurred a Loss prior to such survival termination date and made a claim for indemnification pursuant to Section 9.02 or 9.03, as applicable, prior to such survival termination date. If a Person has made a claim for indemnification pursuant to Section 9.02 or 9.03 prior to such survival termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 9.01.

(b) In accordance with the terms of the Escrow Agreement, to the extent that no unresolved claim for indemnification pursuant to Section 9.02 (other than claims for indemnification related to Response Costs, Property A Response Costs or Property B Response Costs) is outstanding on the twelve (12) month anniversary of the Closing Date, the Escrow Agent shall release and pay to Seller the portion of the General Escrow Amount remaining after the twelve (12) month anniversary of the Closing Date. In the event that any claim for indemnification (other than claims for indemnification related to Response Costs, Property A Response Costs or Property B Response Costs) has been asserted, but has not been fully and finally resolved on the twelve (12 month) anniversary of the Closing Date, the Escrow Agent shall release and pay to Seller the General Escrow Amount remaining on such twelve (12) month anniversary, less an amount equal to the maximum aggregate amount of all such unresolved claims, and thereafter, any portion of the General Escrow Amount not required to pay such claims as soon as practicable following the full and final resolution of such claims.

(c) In accordance with the terms of the Escrow Agreement, to the extent that no unresolved claim for indemnification related to Response Costs, Property A Response Costs or Property B Response Costs is outstanding on the third (3rd) anniversary of the Closing Date, the Escrow Agent shall release and pay to Seller the portion of the Special Escrow Amount remaining after the third (3rd) anniversary of the Closing Date. In the event that any claim for indemnification related to Response Costs, Property A Response Costs or Property B Response Costs has been asserted, but has not been fully and finally resolved on the third (3rd) anniversary of the Closing Date, the Escrow Agent shall release and pay to Seller the Special Escrow Amount remaining on such third (3rd) anniversary, less an amount equal to the maximum aggregate amount of all such unresolved claims, and thereafter, any portion of the Special Escrow Amount not required to pay such claims as soon as practicable following the full and final resolution of such claims.

9.05 Procedures Relating to Indemnification.

(a) In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such Claiming Party must notify the party to this Agreement that is or may be required to provide indemnification hereunder (the “Defending Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible but in any event within fifteen (15) Business Days after receipt by such Claiming Party of notice of the Third-Party Claim (or within such shorter time as may be necessary to give the Defending Party a reasonable opportunity to respond to and defend such Third-Party Claim); provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against a Claiming Party, the Defending Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (subject to a reservation of rights) with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party by giving notice to the Claiming Party of its election to assume the defense of the Third-Party Claim no later than twenty (20) Business Days after the Claiming Party gives notice of the assertion of a Third-Party Claim under Section 9.05(a). Should a Defending Party so elect to assume the defense of a Third-Party Claim, (A) the Defending Party shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof, (B) no compromise or settlement of such Third-Party Claim may be effected by the Defending Party without the Claiming Party’s consent (not to be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation by the Claiming Party of any Law or any rights of any Person, and (y) the Claiming Party receives a full release of and from the Third-Party Claim, and (C) the Claiming Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent (not to be unreasonably withheld, conditioned or delayed). If the Defending Party assumes such defense in accordance with this Section 9.05(b), the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense. The Defending Party shall be liable for the fees and expenses of counsel employed by the Claiming Party for any period during which the Defending Party has not assumed the defense thereof.

(c) If the Defending Party does not assume the defense of a Third-Party Claim in accordance with Section 9.05(b), or if the Defending Party does not diligently conduct the defense of the Third-Party Claim, the Claiming Party may conduct the defense of the Third-Party Claim at the expense of the Defending Party (not to be unreasonably withheld, conditioned or delayed). The Claiming Party shall not effect any settlement or compromise any such Third-Party Claim without the prior written consent of the Defending Party.

(d) Any claim under this Article 9 for any matter involving a Third-Party Claim shall, upon being finally determined pursuant to the terms of this Article 9. be paid first from the General Escrow Account, in accordance with the terms of the Escrow Agreement following resolution thereof in accordance with the terms hereof, and then to the extent such claim exceeds the amount of funds available in the General Escrow Account (and subject to all applicable limitations under this Article 9), paid promptly by Seller.

(e) With respect to any Third-Party Claim subject to this Article 9, all parties hereto shall (i) cooperate (at their respective expense) in good faith with each other to ensure the proper and adequate defense or prosecution of such Third-Party Claim and (ii) keep the other party informed of the stages thereof where such Person is not represented by its own counsel.

(f) A claim under this Article 9 for any matter not involving a Third-Party Claim may be made by notice to the Defending Party, and shall, upon being finally determined pursuant to the terms of this Article 9, first be paid from the General Escrow Account, in accordance with the terms of the Escrow Agreement, promptly after such notice, and then to the extent such claim exceeds the amount of funds available in the General Escrow Account (and subject to all applicable limitations under this Article 9), paid promptly by Seller, unless in each case the Defending Party shall object to such claim in writing within forty five (45) days following such notice.

9.06 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. In the event that a Defending Party makes any payment to a Claiming Party for indemnification for which the Claiming Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Defending Party shall be entitled to pursue claims and conduct litigation on behalf of the Claiming Party and any of its successors to pursue and collect on any indemnification or other remedy available to the Claiming Party thereunder with respect to such claim and generally to be subrogated to the rights of the Claiming Party. Except pursuant to a settlement agreed to by the Defending Party, the Claiming Party shall not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Defending Party. The Claiming Party shall, and shall cause its Affiliates (including the Osmose Entities and their Subsidiaries, if applicable) to, cooperate with the Defending Party, at the Defending Party’s expense, with respect to any such effort to pursue and collect with respect thereto.

9.07 Determination of Loss Amount.

(a) Losses for breaches of representations and warranties contained in this Agreement shall be net of any insurance proceeds or third-party payments (after deduction for any actual increased insurance costs (including future premium increases directly related thereto) as a result of such payment or proceeds and any reasonable out-of-pocket fees, costs or expenses incurred by such Claiming Party in connection with obtaining such proceeds) actually realized by and paid to the Claiming Party. The Claiming Party shall seek full recovery under all insurance policies and third-party payments covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Claiming Party with respect to any Loss for which any such Claiming Party has been indemnified hereunder, then the Claiming Party shall refund promptly to the Defending Party the aggregate amount of the recovery (after deduction of the amounts listed above, if any).

(b) In no event shall the Buyer Indemnitees or Seller Indemnitees be entitled to recover or make a claim for any amounts in respect of indirect damages, including consequential, lost profits, punitive, or speculative damages (other than any such damages actually awarded in connection with any Third-Party Claim). In addition, in no event shall a Defending Party be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision.

(c) No Buyer Indemnitee shall be entitled to any indemnification for any losses under this Article 9 to the extent (i) such amount of Losses was taken into account in determining the Closing Consideration or the Net Working Capital pursuant to Section 1.02 or (ii) such matter is a Knowledge Event with respect to which Buyer is not entitled to indemnification pursuant to Section 5.08.

9.08 Tax Benefits. To the extent that a Claiming Party recognizes Tax Benefits as a result of any Loss, such party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Defending Party with respect to such Loss) to the Defending Party as such Tax Benefits are actually received by the Claiming Party. For purposes of the foregoing, “Tax Benefit” is defined as the net reduction in Taxes actually realized that is attributable to any deduction, loss, credit, or other Tax item resulting from the incurrence and payment of such Losses (treating such Tax item as the last item used in calculating the net reduction in Taxes), taking into account for such purposes the Tax consequences associated with the receipt of the related indemnity payment, if any

9.09 Exclusive Remedy. The parties acknowledge and agree that, except (a) with respect to the enforcement of any rights or obligations under Section 1.05, (b) with respect to actual fraud in connection with the transactions contemplated hereby and (c) as set forth in Section 12.15 (the matters described in clauses (a), (b) and (c), collectively, the “Excluded Matters”), (i) following the Closing, the indemnification provisions set forth in this Article 9 and in Section 10.01(j) shall be the sole and exclusive remedies of Buyer and Seller with respect to the subject matter of this Agreement or the transactions contemplated hereby or for any breach by the other party of the representations and warranties in this Agreement or for any failure by the other party to perform and comply with any covenants and agreements in this Agreement or for any other matter relating to the Osmose Entities or their Subsidiaries (including with respect to any common law or statutory rights or remedies for environmental, health or safety matters, including under the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Laws), and (ii) no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Seller, following the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

9.10 Acknowledgment by Buyer. Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, Assets, Liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of Seller expressly and specifically set forth in this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS

CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE OSMOSE ENTITIES OR TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY SELLER AND ARE NOT BEING RELIED UPON BY BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

9.11 Release. Effective as of the Closing, Seller, on behalf of itself, its controlled Affiliates, and each of their respective Subsidiaries, predecessors, successors, and assigns (collectively, the “Seller Releasing Parties”), does hereby remise, release, and forever discharge the Acquired Companies and each of their respective Subsidiaries, predecessors, successors, and assigns, and each of their respective officers, directors, representatives, Agents, employees, attorneys and assigns (collectively, the “Buyer Released Parties”), from any and all Liabilities, claims, demands, damages, debts, obligations, causes of action, suits, expenses, disputes, Actions and costs of whatever nature, character or description, whether known or unknown, asserted or unasserted, anticipated or unanticipated, suspected or unsuspected, accrued or unaccrued, that the Seller Releasing Parties, or any one of them, ever had, now have, or may hereafter have, at any time, against any of the Buyer Released Parties, based on facts, circumstances, events, Orders, acts, or omissions occurring from the beginning of the world to the date of this release; provided, that notwithstanding anything to the contrary herein, nothing in this Section 9.11 shall operate as a release of any liabilities, obligations, covenants or agreements in respect of this Agreement, any other Transaction Document, or any other document, certificate or agreement delivered under any of them. The Seller Releasing Parties hereby waive and relinquish any rights or benefits that they may have under any statutory or common law rule that, in substance, provides that a general release does not extend to claims that a releasing party does not know or suspect to exist in its, his or her favor at the time of executing the release, which if known by it, him or her, must have materially affected his or her settlement with the debtor. In connection with such waiver and relinquishment, the Seller Releasing Parties acknowledge that they are aware that they may hereafter discover claims or facts or legal theories in addition to or different from those that they now know or believe to exist, but that it is their intention hereby to fully, finally and forever settle and release any and all such claims.

9.12 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE 10

TAX MATTERS

10.01 Tax Matters. The provisions of this Section 10.01 shall govern the allocation of responsibility as between Buyer and the Acquired Companies on the one hand, and Seller on the other hand, for certain Tax matters following the Closing:

(a) Responsibility for Filing Tax Returns. Seller, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Seller Group Tax Returns for the Acquired Companies for all taxable periods. To the extent that any Acquired Company is permitted under applicable Law to treat the Closing Date as the last day of a taxable period in which the Closing occurs, Seller and Buyer shall treat (and shall cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period with respect to such Acquired Company. For avoidance of doubt, Buyer shall have no right to review any Seller Group Tax Return. Buyer shall prepare or cause to be prepared and file or cause to be filed all non-Seller Group Tax Returns for the Acquired Companies for all Pre-Closing Tax Periods which have not yet been filed as of the Closing Date (“non-Seller Group Tax Returns”). All such non-Seller Group Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Acquired Companies, except as otherwise required by applicable Law; provided that, (i) for the avoidance of doubt and to the extent permitted by applicable law, all deductions related to or arising out the transactions contemplated by this Agreement shall be treated as arising on or before the Closing Date, and (ii) no Acquired Company shall waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. At least 30 days prior to the date on which each such non-Seller Group Tax Return is due, Buyer shall submit such Tax Return (and all relevant work papers and other items required to understand such Tax Return or other items as reasonably requested by Seller) to Seller for Seller’s review, comment and approval, which shall not be unreasonably withheld, conditioned, or delayed. Buyer shall make the revisions requested by Seller to such Tax Returns. Seller and Buyer shall work together in good faith to resolve any differences with respect to any Tax Returns described in this Section 10.01(a), provided that, to the extent there remains any disagreement between Seller and Buyer with respect to such Tax Returns, the procedures and rules set forth in the dispute resolution mechanism described in Section 1.05(d) shall govern. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner prepared by Buyer without prejudice to the resolution of such dispute; provided that, once the resolution of such dispute has been determined, such Tax Returns shall be, if necessary, re-filed or amended to include the final determination of such dispute. Solely to the extent the Seller is responsible for such amounts pursuant to Section 10.01(j), Seller shall timely pay or cause to be timely paid all Taxes reflected as due on all Tax Returns described in this Section 10.01 attributable to any Pre-Closing Tax Period, no later than five (5) days after the due date for such Tax Returns. Buyer shall timely pay or cause to be timely paid all Taxes reflected as due on all non-Seller Group Tax Returns attributable to any Post-Closing Tax Period.

(b) Transfer Taxes. Any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to

Transfer Taxes shall be paid when due (i) by Seller, to the extent imposed as a result of the Restructuring, and (ii) otherwise (including with respect to Transfer Taxes imposed as a result of the Section 338(h)(10) Election) by Buyer. Buyer will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes. Buyer and Seller shall, and shall cause their Affiliates to, cooperate in the filing of such Tax Returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation, and join in the execution of any such Tax Returns and other documentation.

(c) Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to the Acquired Companies that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(d) FIRPTA Certificate. Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code (the “FIRPTA Certificate”).

(e) Section 338(h)(10) Election. Seller and Buyer shall make an election under Section 338(h)(10) (and any corresponding election under state and local tax Law) of the Code with respect to the purchase and sale of the Shares (the “Section 338(h)(10) Election”). At the Closing, Buyer and Seller shall sign and date IRS Form 8023 or a signature schedule attached thereto, shall provide their taxpayer identification numbers, shall sign any analogous state or local forms required in connection with a Section 338(h)(10) Election, and shall provide any other information required by Form 8023 and any analogous state or local form. Seller shall retain the executed IRS Form 8023 and analogous state and local forms. Seller shall timely file the IRS Form 8023 and any state or local forms. Neither Buyer nor Seller shall take any action, or fail to take any action, that would cause the Section 338(h)(10) Election to fail to be effective for Tax purposes or take any other Tax position contrary thereto or inconsistent therewith. Within 60 days following the determination of the Post-Closing Purchase Price Adjustment pursuant to Section 1.05, Buyer shall provide Seller with a proposed allocation of the purchase price (and all other items required under the Code) among the Assets of the Acquired Companies in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate). Seller shall have 30 days to review and comment on such allocation, and identify potential adjustments thereto. If Seller fails to identify potential adjustments within such 30 day period, Seller shall be deemed to have accepted the proposed allocation of the purchase price as calculated by Buyer. Seller and Buyer shall work together in good faith to resolve differences with respect to the allocation. To the extent there remains any disagreement between Seller and Buyer within 15 days after the delivery by Seller of proposed adjustments to Buyer’s proposed allocation, (i) each party shall be permitted to file all Tax Returns based on an allocation of purchase price (and all other items required under the Code) that such party determines in its own discretion or (ii) Buyer and Seller may engage promptly a nationally recognized firm of independent accountants

(the “Independent Accounting Firm”) to resolve the dispute and the Independent Accounting Firm shall make within thirty (30) days a final determination binding upon the parties of the appropriate allocation of Purchase Price. Buyer and Seller shall cooperate with each other to enable the Independent Accounting Firm to render a proper decision. The fees and expenses of the Independent Accounting Firm shall be borne under the same methodology as the fees of the Independent Referee are allocated under Section 1.05. Seller, Buyer and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with the allocation determined under this Section 10.01(e). Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare such allocation. Neither Seller, Buyer, nor any of their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

(f) Buyer Covenants. Without Seller’s prior written consent, Buyer covenants that it shall not, and shall not cause or permit, the Osmose Entities, their Subsidiaries, and any Affiliate of Buyer (a) to make any election pursuant to Treasury Regulation Section 301.7701-3 that is effective on or before the Closing Date, (b) file an amended Tax Return relating to a Pre-Closing Tax Period or any Straddle Period, (c) extend or waive, or cause to be extended or waived, or permit the Osmose entities to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (d) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period, or (e) enter into any voluntary disclosure agreements with any Governmental Body with respect to any Tax for a Pre-Closing Tax Period. Notwithstanding the prior sentence, Buyer may, and may cause or permit, the Osmose Entities, their Subsidiaries, and any Affiliate of Buyer to file an amended Tax Return (other than any Seller Group Tax Return) relating to a Pre-Closing Tax Period or any Straddle Period without Seller’s prior written consent provided that, if Seller’s prior written consent is not obtained, Buyer shall indemnify Seller for any incremental Tax or Loss for which Seller has responsibility pursuant to Section 9.02 or Section 10.01(j) that is incurred solely by reason of the filing of such amended Tax Return.

(g) Tax Refunds. Any Tax refunds that are received by Buyer or the Acquired Companies, and any amounts credited against Taxes to which Buyer or the Acquired Companies become entitled in a Tax period ending after the Closing Date, that relate to Pre-Closing Tax Periods or portions thereof shall be for the account of Seller. Buyer shall pay over to Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or application of such credit against Taxes, to the extent not taken into account for purposes of the Post-Closing Purchase Price Adjustment. To the extent that any expense incurred in a Pre-Closing Tax Period creates a net operating loss in a Pre-Closing Tax Period that can, pursuant to applicable Tax law, be carried back to an earlier taxable period to generate a refund through the amendment of a non-Seller Group Tax Return for a Pre-Closing Tax Period, Buyer shall cause the Osmose Entities and/or their Subsidiaries to amend such Tax Return for such Pre-Closing Tax Period as soon as reasonably practicable after becoming aware of such refund.

(h) Tax Contests. Notwithstanding anything to the contrary in this Article 10, if, in connection with any examination, investigation, audit or other administrative or judicial proceeding in respect of any non-Seller Group Tax Return with respect to the income or operations of the Acquired Companies for a Pre-Closing Tax Period, any Governmental Body issues to the Acquired Companies a notice of an examination, investigation, audit or other administrative or judicial proceeding, a request for documents or other information, written notice of deficiency, a notice of reassessment, a proposed adjustment, or an assertion of claim or demand concerning the taxable period covered by such Tax Return, Buyer shall notify Seller of its receipt of such communication from such Governmental Body within 20 Business Days after receiving such communication. Seller shall have the right to represent its interests and to employ counsel of its choice at its expense. Buyer shall have the right to participate in any such Tax proceeding at its own expense. Buyer shall not, and shall not permit the Acquired Companies to, settle or otherwise resolve any issue with respect to any Taxes of the Acquired Companies to the extent that such settlement or other resolution could result in Seller being liable for any amounts pursuant to this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. Seller shall have the right to control any examination, investigation, audit or other administrative or judicial proceeding in respect of any non-Seller Group Tax Return of the Acquired Companies for any Pre-Closing Tax Period to the extent that such examination, investigation, audit or other administrative or judicial proceeding could result in or lead to Seller being liable for any amounts pursuant to this Agreement; provided that Buyer, at its sole cost and expense, shall have the right to participate in any such contest. Seller is not entitled to settle, either administratively or after the commencement of litigation, that portion of a Tax proceeding for which Buyer may incur an indemnification obligation or that would result in increased Liability for Buyer for Taxes attributable to a Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. For avoidance of doubt, Seller shall have the sole right to control and settle any examination, investigation, audit or other administrative or judicial proceeding in respect of any Seller Group Tax Return and Buyer shall have no right to participate therein.

(i) Tax Cooperation. Buyer, the Acquired Companies, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.01 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Osmose Entities and their Subsidiaries or Seller, as the case may be, shall allow the other Party to take possession of such books and records. For the avoidance of doubt, Buyer shall have no right to inspect or review any Seller Group Tax Return.

(j) Tax Indemnity. From and after the Closing, Buyer Indemnitees shall be indemnified by Seller from and against any Taxes and Losses attributable to (i) all Taxes (or the non-payment thereof) of the Acquired Companies for all Pre-Closing Tax Periods; (ii) all Taxes for Pre-Closing Tax Periods of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law; and (iii) any Taxes and Losses attributable to or arising from a beach by Seller of a covenant in this Article 10; provided, however, that Buyer shall not be indemnified to the extent such Taxes (i) result from any transaction occurring on the Closing Date after the Closing outside the ordinary course of business other than income Taxes resulting from elections under Section 338(h)(10), (ii) to the extent such amounts were taken into account in determining the Purchase Price, as finally determined under Section 1.05, or (iii) are attributable to or arising from any breach by Buyer of this Section 10.01. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any indemnification obligations of Seller pursuant to this Section 10.01 shall be subject to the limitations set forth in Section 9.02 (other than the General Deductible, the Special Deductible and the Cap). There shall be no duplication between the obligation to indemnify in Section 9.02 and the obligation to indemnify in this Section 10.01.

(k) Section 338(g) Election. The Buyer may make an election under Section 338(g) of the Code (or any comparable applicable provision of state and local Tax law) (a “Section 338(g) Election”) with respect to the acquisition of the stock of each of the Acquired Companies organized outside the United States that is treated as a corporation for U.S. federal income tax purposes; provided that, Buyer shall only be permitted to make a Section 338(g) Election under this Section 10.01(k) to the extent the Buyer provides a copy to the Seller, within one hundred twenty (120) days after the Closing Date, of the proper executed Internal Revenue Service form for each Section 338(g) Elections the Buyer intends to file.

ARTICLE 11

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“2013 Audited Financial Statements” means the portion of the Audited Financial Statements for the calendar year ended December 31, 2013

“2013 Unaudited Financial Statements” has the meaning set forth in Section 4.06(a).

“Acquired Companies” means each of the Osmose Entities and each of their respective Subsidiaries.

“Action” means a claim, action, complaint, litigation, suit, proceeding, investigation, audit, review, examination, hearing, grievance, petition, or arbitration before or by a Governmental Body or arbitrator.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agent” means (a) any Person appointed by a power of attorney or similar instrument granted by an Acquired Company empowering that Person to represent an Acquired Company in matters and dealings by or involving an Acquired Company; and, alternatively (b) any agent, sales representative, sponsor, or other Person appointed or retained to assist any Acquired Company in obtaining or promoting business.

“Agreement” has the meaning set forth in the preamble.

“Alternate Financing” has the meaning set forth in Section 6.11(e).

“Anti-Corruption Law” has the meaning set forth in Section 4.23(a).

“Assets” means the assets and properties of the Acquired Companies (including the Properties) to the extent included in the Transferred Business.

“Assumed Non-Compete Obligations” means the amount set forth in item 7 of Schedule A in respect of those certain agreements set forth in item 7 of Schedule A.

“Audited Financial Statements” has the meaning set forth in Section 6.08(a).

“Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

“Business Systems” has the meaning set forth in Section 4.11(d).

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 7.03.

“Buyer Fundamental Representations” means, collectively, the representations and warranties contained in Sections 5.01 (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement), and 5.05 (Brokerage).

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Buyer Released Parties” has the meaning set forth in Section 9.11.

“Buyer’s Representatives” has the meaning set forth in Section 6.02(a).

“Buyer’s Management Group” means Walter Turner, Leroy Ball, Steven Lacy, James Sullivan, Thomas Loadman, James Dietz, Daniel Groves, Leslie Hyde and Michael Juba.

“Cap” has the meaning set forth in Section 9.02(b).

“Cash” means, with respect to the Acquired Companies, all cash, all cash equivalents, all restricted cash, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies.

“Certain Policies” has the meaning set forth in Section 7.07(b).

“Claiming Party” has the meaning set forth in Section 9.05(a).

“Closing” has the meaning set forth in Section 1.03.

“Closing Cash” has the meaning set forth in Section 1.05(a).

“Closing Consideration” has the meaning set forth in Section 1.02(a).

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Indebtedness” has the meaning set forth in Section 1.05(a).

“Closing Net Breakage Benefits” has the meaning set forth in Section 1.05(a).

“Closing Net Breakage Costs” has the meaning set forth in Section 1.05(a).

“Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Closing Osmose Unpaid Transaction Expenses” has the meaning set forth in Section 1.05(a).

“Closing Statement” has the meaning set forth in Section 1.05(a).

“Code” has the meaning set forth in Section 4.13(a).

“Collar Amount” has the meaning set forth in Section 1.05(e)(i).

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would results in a material change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expense), to commence any litigation or to incur any other material burden.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading; provided that (i) Required Information shall not fail to be Compliant as a result of a new development with respect to the Osmose Entities occurring after the commencement of the Marketing Period so long as Seller shall promptly update such information to make it otherwise Compliant and provide it to Buyer and (ii) Required Information that is forward-looking information shall not fail to be Compliant as long as it is prepared and provided in good faith based upon assumptions that Seller believes to be reasonable at the time such information is made available by Seller to Buyer; it being understood that (A) such information is as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and such differences may be material, and (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act (other than those requirements excluded from the definition of Required Information) for offerings of debt securities that customarily would be included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of such debt securities.

“Confidentiality Agreement” has the meaning set forth in Section 6.02(a).

“Consents” means any registration, filing, declaration, application, right of first refusal or notice to or with any Person, and any consent, approval, Permit, qualification, waiver, waiting period or authorization required of or by any Person, in each case to the extent required (i) under a Contract as a result of the consummation of the contemplated transactions or (ii) by a Governmental Body.

“Consent Payment Amount” means any amount paid or incurred by a party to obtain a Consent.

“Contract” means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, in each case that is written or oral and binding, to which Seller, the Osmose Entities or any Subsidiary is a party or by which it or its assets are bound.

“Data Room” has the meaning set forth in Section 4.28.

“D&O Indemnified Person” has the meaning set forth in Section 7.02(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.07.

“Defending Party” has the meaning set forth in Section 9.05(a).

“Deloitte” means Deloitte Touche LLP, the Osmose Entities’ independent accountants.

“Disputed Items” has the meaning set forth in Section 1.05(d).

“Environmental Claim” means any Action, Order, written demand or written notice by any Person alleging actual or potential Liability (including, actual or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damage, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the release into the environment of, or exposure of Persons to, any Hazardous Substance, or (b) any violation, or alleged violation, or actual or threatened Liability arising under or as the result of the application of Environmental Law.

“Environmental Law” means any federal, state, territorial or local law, including the laws of the European Union and common law, in force and effect on the Closing Date, relating to (a) the protection of human health or safety (regarding exposure to Hazardous Substances) or the environment, (b) the generation, handling, treatment, storage, containment, distribution, use, manufacture, processing, emission, discharge, release or threatened release, disposal or transportation of Hazardous Substances or hazardous waste materials, (c) the regulation of or exposure to Hazardous Substances, (d) the cleanup, restoration, or remediation of, or other response to Hazardous Substances on, at, or migrating under or from any property, (e) responsibility for, response to, preservation, or management of restoration of natural resources or endangered or threatened species of any kind, (vi) emissions or control of greenhouse gases, or (f) recordkeeping, notification, disclosure and reporting requirements for or relating to Hazardous Substances. The term “Environmental Law” includes all judicial and administrative decisions, Orders, directives, decrees and codes of practice and guidance notes in each case which are legally binding issued by a Governmental Body pursuant to the foregoing as well as the common law of negligence, nuisance, trespass, strict liability or comparable causes of action or theories of recovery relating to or governing the occupation or use of real property.

“Environmental Liability” means any and all environmental response costs (including costs of investigation or remediation), damages, natural resource damages, settlements, reasonable consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, reasonable attorneys’ fees, and other Liabilities incurred or imposed (a) pursuant to any Order, notice of responsibility, directive (including requirements embodied in Environmental Law), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation imposed under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, investigation, remediation or response cost to the extent arising out of any violation or, or any remedial obligation imposed under, any Environmental Law.

“ERISA” has the meaning set forth in Section 4.13(a).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Buyer, Seller and the Escrow Agent, in the form attached hereto as Exhibit A.

“Estimated Cash” has the meaning set forth in Section 1.02(b)(ii).

“Estimated Indebtedness” has the meaning set forth in Section 1.02(b)(iii).

“Estimated Net Breakage Benefits” has the meaning set forth in Section 1.02(b)(iv).

“Estimated Net Breakage Costs” has the meaning set forth in Section 1.02(b)(iv).

“Estimated Net Working Capital” has the meaning set forth in Section 1.02(b)(i).

“Estimated Osmose Unpaid Transaction Expenses” has the meaning set forth in Section 1.02(b)(v).

“Excluded Business” has the meaning set forth in the preamble.

“Excluded Copper Hedging Contract” has the meaning set forth in Section 6.13(a) and Section 6.13(b).

“Excluded Liability” means any Liability relating to or arising out of (a) the out-of-pocket costs and expenses of effecting the Restructuring, including all Taxes (without limitation, all transfer Taxes related to the transfers of the Real Property identified on Schedule A), (b) any business, ownership, or operation of Seller or the Acquired Companies other than the Transferred Business, (c) any Liability associated with any real property that is set forth on Schedule 11.2 or that has been owned or leased by any of the Acquired Companies (or any of their former Subsidiaries) that is not listed on Schedules 4.08(b), 4.08(c), or 4.24 of the Disclosure Schedules, or (d) any Excluded Copper Hedging Contract.

“Excluded Matters” has the meaning set forth in Section 9.09.

“Fee Letters” has the meaning set forth in Section 5.07.

“Final Cash” means the Cash as of the close of business on the last Business Day immediately preceding the Closing Date, either (a) finally determined in accordance with Section 1.05(d) or (b) deemed final as a result of (i) Buyer’s failure to timely deliver the Closing Statement or (ii) Seller’s acceptance of the Closing Statement delivered by Buyer, in each case as described in Section 1.05(c).

“Final Indebtedness” means the Indebtedness as of immediately prior to the Closing, either (a) finally determined in accordance with Section 1.05(d) or (b) deemed final as a result of (i) Buyer’s failure to timely deliver the Closing Statement or (ii) Seller’s acceptance of the Closing Statement delivered by Buyer, in each case as described in Section 1.05(c).

“Final Net Breakage Benefits” means the Net Breakage Benefits as of immediately prior to the Closing, either (a) finally determined in accordance with Section 1.05(d) or (b) deemed final as a result of (i) Buyer’s failure to timely deliver the Closing Statement or (ii) Seller’s acceptance of the Closing Statement delivered by Buyer, in each case as described in Section 1.05(c).

“Final Net Breakage Costs” means the Net Breakage Costs as of immediately prior to the Closing, either (a) finally determined in accordance with Section 1.05(d) or (b) deemed final as a result of (i) Buyer’s failure to timely deliver the Closing Statement or (ii) Seller’s acceptance of the Closing Statement delivered by Buyer, in each case as described in Section 1.05(c).

“Final Net Working Capital” means the Net Working Capital as of the close of business on the last Business Day immediately preceding the Closing Date, either (a) finally determined in accordance with Section 1.05(d) or (b) deemed final as a result of (i) Buyer’s failure to timely deliver the Closing Statement or (ii) Seller’s acceptance of the Closing Statement delivered by Buyer, in each case as described in Section 1.05(c).

“Final Osmose Unpaid Transaction Expenses” means the Osmose Unpaid Transaction Expenses as of immediately prior to the Closing, either (a) finally determined in accordance with Section 1.05(d) or (b) deemed final as a result of (i) Buyer’s failure to timely deliver the Closing Statement or (ii) Seller’s acceptance of the Closing Statement delivered by Buyer, in each case as described in Section 1.05(c).

“Financial Statements” means, collectively, the Unaudited Financial Statements, the Interim Financial Statements, and the Audited Financial Statements.

“Financing” has the meaning set forth in Section 5.07.

“Financing Failure” has the meaning set forth in Section 12.16.

“Financing Failure Payment” has the meaning set forth in Section 12.16.

“Financing Sources” means the agents, arrangers (including the joint lead arrangers) and lenders party to the Debt Commitment Letter.

“FIRPTA Certificate” has the meaning set forth in Section 10.01(d).

“Foreign Plan” has the meaning set forth in Section 4.13(f).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the 2013 Unaudited Financial Statements.

“General Deductible” has the meaning set forth in Section 9.02(b).

“General Escrow Account” has the meaning set forth in Section 1.04(a)(i).

“General Escrow Amount” has the meaning set forth in Section 1.04(a)(i).

“Governmental Authorization” means any Permit, license, certificate, franchise, permission, clearance, registration, safety approval, qualification or other authorization issued, granted or given by any Governmental Body or pursuant to any Law.

“Governmental Body” means any federal, state, local, municipal, foreign, international, regional, departmental, or other government or quasi-governmental authority, including the European Union, or any ministry, department, agency, commission, board, subdivision, bureau, agency, instrumentality, committee, court or other tribunal of any of the foregoing, including the European Chemicals Agency and any antitrust or competition authority of any jurisdiction, any government-owned or government-controlled company or enterprise, any political party, and any public international organization (including, for example, the United Nations, the World Bank, the International Monetary Fund, etc.).

“Hazardous Substance” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any comparable federal, state, territorial or local Law, or any rule or regulation promulgated thereunder, (b) any “hazardous waste” or “solid waste,” in either case as defined in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or any comparable federal, state, territorial or local Law, or any rule or regulation promulgated thereunder, (c) any solid, liquid, hazardous, dangerous or toxic chemical, pollutant, contaminant, material, waste or substance regulated by Environmental Laws due to its dangerous or deleterious characteristics, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in the Atomic Energy Act, 42 U.S.C. § 2011 et seq., or any comparable federal, state, territorial or local Law, (e) asbestos in any form or condition, (f) any polychlorinated biphenyls in any form or condition, (g) petroleum, petroleum hydrocarbons or any fraction, constituents, byproducts, derivatives or wastes thereof, and (h) lead, radon, fungus, or mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) all obligations for debt and any other obligation for borrowed money, including principal and accrued and unpaid interest thereon, (b) any obligations under capital leases and purchase money obligations, (c) any amounts owed with respect to drawn letters of credit, (d) all obligations to pay the deferred purchase price of property or services, and (e) any guarantees of obligations of the type described in clauses (a) through (d) above.

“Independent Accounting Firm” has the meaning set forth in Section 10.01(e).

“Independent Referee” has the meaning set forth in Section 1.05(d).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property Rights” means all intellectual property and proprietary rights throughout the world, including all of the following: (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer Software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 6.08(c).

“Inventory” has the meaning set forth in Section 4.22.

“Knowledge” has the meaning set forth in Section 12.03.

“Knowledge Event” has the meaning set forth in Section 5.08.

“Known Environmental Condition” means any Hazardous Substance contamination in soil or groundwater known to be existing as of the Closing Date at the Owned Real Property or Leased Real Property as generally described on Schedule 11.1.

“Latest Balance Sheet” has the meaning set forth in Section 4.06(a).

“Law” means all constitutions, laws, statutes, principles of common law, rules, regulations, resolutions, ordinances, codes, edicts, decrees and Orders promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Leases” has the meaning set forth in Section 4.08(b).

“Liability” means as to any Person, any Indebtedness, liability, loss, damage, cost, expense, obligation or commitment of such Person of any kind or nature, whether direct or indirect, fixed, absolute or contingent, determined or determinable, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, asserted or unasserted, or known or unknown, and regardless of whether arising out of or based upon Contract, tort, strict liability, statute or otherwise.

“Lien” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.

“Loss” or “Losses” has the meaning set forth in Section 9.02(a).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing after the date hereof and ended prior to the Outside Date throughout which (a) Buyer shall have the Required Information and such Required Information is Compliant, and (b) no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 2.01 to fail to be satisfied assuming that the Closing were to occur at any time during such fifteen (15) consecutive Business Day period (provided, with respect to Section 2.01(b), only failures to perform or comply with agreements contained in this Agreement that would materially impair the ability of Buyer to arrange the Financing shall be considered for purposes of determining whether such condition has been satisfied); provided, that (i) the Marketing Period shall exclude the Business Days from and including July 3, 2014 to and including July 6, 2014 (the “Black Out Period”) (it being understood that any Business Day that occurs in the Black Out Period after the commencement of the Marketing Period shall be disregarded for purposes of calculating the consecutive Business Days constituting the Marketing Period but, for the avoidance of doubt, shall not stop the consecutive nature of the other days both before and after the Black Out Period); and (ii) the Marketing Period shall end on any earlier date on which the Financing is consummated. Notwithstanding anything to the contrary in this Agreement, if Seller shall in good faith reasonably believe it has delivered the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Buyer in good faith reasonably believes Seller has not completed delivery of the Required Information and, within two Business Days after the delivery of such notice by Seller, delivers a written notice to Seller to that effect (stating with reasonable specificity which Required Information Buyer reasonably believes Seller has not delivered).

“Marks” mean fictional business names, trade names, trade dress rights, registered and unregistered Trademarks and service marks and logos, Internet domain names, and all other indicia of origin, and applications for registration thereof and renewals therefor, and like intellectual property rights, and all the goodwill associated with any of the foregoing.

“Material Adverse Effect” means any circumstance, matter, change, development, event, state of facts, occurrence, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, (a) a material and adverse impairment or delay in the ability of Seller to perform its obligations under this Agreement or any Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby or (b) a materially adverse effect on the business, Assets, results of operations, or condition (financial or otherwise) of the Acquired Companies taken as a whole, but excluding (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any circumstance, matter, change, development, event, state of facts, occurrence, or effect resulting or arising from (i) any general deterioration in the economy or change in financial or market conditions, including those generally affecting the industries in which the Osmose Entities or their Subsidiaries operate, (ii) the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement, (iii) changes in laws, rules, regulations, Orders or other binding directives issued by any Governmental Body that are not specific to the business or markets in which the Osmose Entities or their Subsidiaries operate, (iv) changes in GAAP, (v) national or international political or social conditions, including any act of terrorism, declaration of war or other global unrest or international hostilities, except to the extent such events result in direct loss or damage to the tangible Assets of the Osmose Entities or their Subsidiaries, (vi) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any related action, (vii) the taking of any action by, or requested by, Buyer, (viii) any changes in the cost or availability of other terms of the Financing or the Alternate Financing, or (ix) any failure (in and of itself and not with regard to the events underlying such failure) by the Acquired Companies to meet any financial or business forecasts or estimates. Notwithstanding the foregoing, if any matter described in clauses (i), (iii), (iv) and (v) has had or would reasonably be expected to have a disproportionate adverse effect on the business, assets, Liabilities, results of operation, or condition (financial or otherwise) the Acquired Companies taken as a whole, relative to other participants in the industries in which such the Acquired Companies operate, then the impact of such event shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or is reasonably likely to occur.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Net Breakage Benefits” means, except to the extent related to Excluded Copper Hedging Contracts, the aggregate amount of net cash amounts payable to Seller pursuant to those copper hedging Contracts to which Seller is party and that are set forth on Schedule 11.3, in each case directly resulting from the termination of such Contracts as of the Closing.

“Net Breakage Costs” means, except to the extent related to Excluded Copper Hedging Contracts, the aggregate amount of net cash amounts payable by Seller pursuant to those copper hedging Contracts to which Seller is party and that are set forth on Schedule 11.3, in each case directly resulting from the termination of such Contracts as of the Closing.

“Net Working Capital” means (a) all current Assets identified on Schedule 1.02(b)(i) (excluding those items identified on Schedule 1.02(b)(i)) of the Acquired Companies, minus (b) all current Liabilities identified on Schedule 1.02(b)(i) (excluding those items identified on Schedule 1.02(b)(i)) of the Acquired Companies. For the avoidance of doubt, the determination of Estimated Net Working Capital and the calculation of Closing Net Working Capital shall take into account only the same line items set forth on Schedule 1.02(b)(i) and shall be determined or calculated in accordance with GAAP and in a manner consistent with, and using the same principles, policies, methods and practices (including as to reserves and accruals) used in, the preparation of the Financial Statements. The parties agree that the purpose of calculating the Estimated Net Working Capital and the Closing Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from GAAP.

“Net Working Capital Target” means $70,300,000.

“New Debt Commitment Letter” has the meaning set forth in Section 6.11(e).

“non-Seller Group Tax Return” has the meaning set forth in Section 10.01(a).

“Oaktree Acquisition Agreement” has the meaning set forth in Section 4.10(c).

“Objections Statement” has the meaning set forth in Section 1.05(d).

“Organizational Documents” means, with respect to any Person, whether foreign or domestic, those instruments that (a) define such Person’s existence, as filed or recorded with the applicable Governmental Body, including a company’s articles or certificate of incorporation, formation or amalgamation and (b) otherwise govern such Person’s internal affairs, including such Person’s operating agreement or bylaws, as the same may have been amended, supplemented, or restated to the date hereof. For example, with respect to each Acquired Company, its Organizational Documents are its articles or certificate of incorporation, as amended or restated, and its bylaws, as amended or restated.

“Orders” means, collectively, any judgments, orders, injunctions, or decrees of any court or other Governmental Body.

“Osmose Chemicals” has the meaning set forth in the preamble.

“Osmose Entities” has the meaning set forth in the preamble.

“Osmose Name” and “Osmose Marks” means the Marks or logos owned by Seller or any of its Affiliates for the “Osmose” name, either alone or in combination with other words.

“Osmose Railroad” has the meaning set forth in the preamble.

“ORS Business” has the meaning set forth in the preamble.

“Osmose Unpaid Transaction Expenses” means (a) the fees and disbursements payable to legal counsel, financial advisors, accountants, and other Agents of Seller or the Acquired Companies which are due or payable in connection with the transactions contemplated by this Agreement, including the Restructuring, (b) any bonus, severance, termination, buyout or change in control payments to be paid to any director, officer or employee of an Acquired Company in connection with the transactions contemplated by this Agreement and the Acquired Companies’ portion of any payroll taxes payable in connection therewith, in each case, only to the extent they have not been paid by the Acquired Companies in Cash prior to the Closing, (c) any and all deferred employee compensation amounts payable by the Acquired Companies with respect to employees of the Acquired Companies, (d) any and all and retirement and insurance benefits and related liabilities, in each case payable by the Acquired Companies to former employees of the Acquired Companies, (e) 50% of the cost of any “tail” insurance policies provided for in Section 7.02(b), and (f) any unpaid costs and expenses payable by Seller under Section 6.08(d).

“Outside Date” has the meaning set forth in Section 8.01(d).

“Owned Real Property” has the meaning set forth in Section 4.08(c).

“Patent License Agreement” means an agreement to be entered into between Buyer and Seller, substantially in the form of Exhibit B attached hereto.

“Pension Plans” has the meaning set forth in Section 4.13(a).

“Permit” means any approval, authorization, Consent, license, permit or certificate of a Governmental Body.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Osmose Entities or their Subsidiaries and for which adequate reserves have been maintained in accordance with GAAP, (b) landlords’, mechanics’, carriers’, workers’, repairers, materialmens’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property or the Owned Real Property which are not violated by the current use and operation of the Leased Real Property and the Owned Real Property, (d) covenants, conditions, restrictions, easements and other similar matters affecting title to the Leased Real Property or the Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which they are currently used in connection with the Osmose Entities’ and their Subsidiaries’ businesses, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property and Owned Real Property which, individually and in the aggregate, do not materially impair or interfere with the occupancy and current use of such Leased Real Property or Owned Real Property which they encumber), (g) purchase money liens and Liens securing rental payments under capital lease arrangements that are set forth on the Financial Statements and which do not impair or interfere with the occupancy and current use of such Leased Real Property or Owned Real Property which they encumber, (h) those matters identified on Schedule 11.4 of the Disclosure Schedules, and (i) Liens created by any act of Buyer.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Personally Identifiable Information” has the meaning set forth in Section 4.11(e).

“Plans” has the meaning set forth in Section 4.13(a).

“PLL Policy” means Seller’s Pollution Legal Liability Select Policy (No. 19043128) as in effect on the date hereof.

“Post-Closing Purchase Price Adjustment” has the meaning set forth in Section 1.05(e).

“Pre-Closing Claims” has the meaning set forth in Section 7.07(b).

“Pre-Closing Estimates” has the meaning set forth in Section 1.02(b).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Professional Services Agreement” means an agreement to be entered into between Seller and Osmose Chemicals, substantially in the form of Exhibit C attached hereto.

“Property” means all Leased Real Property and all Owned Real Property.

“Property A” has the meaning set forth in Section 7.10.

“Property A Response Costs” means the costs and expenses incurred by the Buyer Indemnities for any Response Action to address a Known Environmental Condition at or migrating from Property A.

“Property B” means that certain Owned Real Property described on Schedule 7.10.

“Property B Response Costs” means the costs and expenses incurred by the Buyer Indemnitees for any Response Action to address a Known Environmental Condition at or migrating from Property B.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Purchase Price Adjustment Determination Date” has the meaning set forth in Section 1.05(e)(i).

“Purchase Price Adjustment Shortfall” has the meaning set forth in Section 1.05(e)(ii).

“Purchase Price Adjustment Surplus” has the meaning set forth in Section 1.05(e)(i).

“PWC” has the meaning set forth in Section 1.05(d).

“Receivables” means all accounts and notes receivable of the Acquired Companies on an aged basis by account debtor.

“Related Party” has the meaning set forth in Section 12.16.

“Required Consents” has the meaning set forth in Section 2.01(l).

“Required Information” means the 2013 Audited Financial Statements.

“Response Action” means any environmental investigation, monitoring, compliance, mitigation, removal, corrective action, remedial action or response action.

“Response Costs” means the costs and expenses incurred by the Buyer Indemnitees for any Response Action required by Environmental Laws or an unsolicited Order from a Governmental Body to address a Known Environmental Condition at an Owned Real Property or Leased Real Property (excluding Property A and Property B), to the extent such costs and expenses with respect to any specific site are in excess of the site-by-site specific reserve for environmental remediation as set forth on Schedule 11.5 attached hereto.

“Restricted Parties” means Oaktree Principal Fund V (Delaware), L.P., Oaktree FF Investment Fund, L.P. - Class A and Oaktree Power Opportunities Fund III Delaware, L.P.

“Restructuring” has the meaning set forth in the preamble.

“Review Period” has the meaning set forth in Section 1.05(b).

“Section 338(g) Election” has the meaning set forth in Section 10.01(k).

“Section 338(h)(10) Election” has the meaning set forth in Section 10.01(e).

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Affiliated Party” means (a) each Person (other than an Acquired Company) who owns of record or beneficially at least 20% of the outstanding capital stock of an Acquired Company as of the date of this Agreement; (b) each individual who is, or who has at any time since January 1, 2011 been, an officer or director of any Acquired Company; (c) each Affiliate of the Persons referred to in clause “(b)” above; and (d) each Subsidiary or controlled Affiliate of Seller (other than the Acquired Companies).

“Seller Fundamental Representations” means, collectively, the representations and warranties contained in Sections 3.01 (Authorization; Valid and Binding Agreement), 3.03 (Ownership), 3.05 (Brokerage), 4.01 (Organization and Corporate Power), 4.02 (Subsidiaries), 4.03 (Authorization; Valid and Binding Agreement), 4.05 (Capital Stock), and 4.27 (Brokerage).

“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which OHI Intermediate Holdings, Inc. is the common parent and an Acquired Company is a member and, with respect to state, local or foreign Taxes, any consolidated, combined or unitary group of which an Acquired Company, on the one hand, and OHI Intermediate Holdings, Inc., Seller, or their Affiliates (excluding the Acquired Companies) are members for such state, local or foreign Tax purposes.

“Seller Group Tax Return” means any Tax Return of any Seller Group, except for any Tax Return related to a Post-Closing Tax Period that contains any Tax item, from a Post-Closing Tax Period, of an Acquired Company.

“Seller Indemnitees” has the meaning set forth in Section 9.03(a).

“Seller Releasing Parties” has the meaning set forth in Section 9.11.

“Shares” has the meaning set forth in the preamble.

“Software” means all computer software (including all source code and object code) and all databases owned by a Person or under development for a Person itself or by third parties.

“Special Deductible” has the meaning set forth in Section 9.02(b).

“Special Escrow Amount” has the meaning set forth in Section 1.04(a)(i).

“Special Escrow Account” has the meaning set forth in Section 1.04(a)(i).

“Special Indemnity” has the meaning set forth in Section 9.02(b).

“Straddle Period” has the meaning set forth in Section 10.01(j).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, severance, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any manner, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Trademarks” means trademarks, service marks, and certification marks.

“Trademark License Agreement” means an agreement to be entered into between Buyer and Seller, substantially in the form of Exhibit D attached hereto.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Patent License Agreement, the Trademark License Agreement, and the Professional Services Agreement.

“Transfer Taxes” has the meaning set forth in Section 10.01(b).

“Transferred Business” has the meaning set forth in the preamble.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Buyer and Seller at the Closing, in the form attached hereto as Exhibit E.

“Transition Team” has the meaning set forth in Section 6.02(b).

“Unaudited Financial Statements” has the meaning set forth in Section 4.06(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Plans” has the meaning set forth in Section 4.13(a).

“WPG Business” has the meaning set forth in the preamble.

11.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits, Schedules, and Disclosure Schedules to this Agreement are attached hereto and incorporated herein by reference and made a part hereof for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means “including without limitation.”

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 12

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto without the joint approval of Buyer and Seller; provided, that the provisions of this Section 12.01 shall not prohibit (a) any disclosure or filing required by any applicable Law (including any federal securities laws); provided that, prior to Closing, if such disclosure or filing is being made by Buyer in order to comply with federal or state securities Laws or as reasonably necessary in connection therewith (including in investor conference calls), at least two (2) Business Days prior to making any such disclosure or filing, Buyer shall provide Seller with a draft of such disclosure or filing and an opportunity to comment thereon before such disclosure or filing is made or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement; provided further that the foregoing shall not restrict or prohibit the Osmose Entities from making any announcement (subject to Seller providing Buyer, for any such announcement to be made in writing, with a draft of such announcement at least two (2) Business Days prior to making such announcement, and providing Buyer an opportunity to comment thereon before such announcement is made) to its employees, customers, suppliers and other business relationships to the extent the Osmose Entities reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties acknowledge and agree that Oaktree Capital Management, L.P. and its Affiliates (except for the Osmose Entities and their Subsidiaries) may provide general information about the subject matter of this Agreement in connection with Oaktree Capital Management, L.P.’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event shall Buyer or, after the Closing, the Osmose Entities have any right to use Oaktree Capital Management, L.P.’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Oaktree Capital Management, L.P.

12.02 Expenses; Interest. Except as otherwise expressly provided herein, each of Buyer, the Osmose Entities and Seller shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

12.03 Knowledge Defined. For purposes of this Agreement, the term “Knowledge” as used herein (i) in respect of Seller shall mean the actual knowledge of Elias Akle, David Bradley, Michael Cicchella, Timothy Goslin, Paul Goydan, Harry Holekamp, Michael Leach, Tom Marr, Ian McConnell, Steve Reeder, James Spengler and Mike Tweet, and (ii) in respect of Buyer shall mean the actual knowledge of the Buyers’ Management Group.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the Business Day following the day on which the same has been delivered to a recognized overnight delivery service (charges prepaid) or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to Buyer (and, after the Closing, the Osmose Entities):

Koppers Inc. 436 Seventh Avenue,
Pittsburgh, Pennsylvania 15219
Facsimile: (412) 227-2333
Attention:	Steven Lacy, Esq.

with a copy to (which shall not constitute notice):

K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Facsimile: (412) 355-6501
Attention:	David A. Edgar, Esq.

Notices to Seller:

Osmose Holdings, Inc.
980 Ellicott Street
Buffalo, New York 14209-2398
Facsimile: (716) 882-5139
Attention:	James Spengler

with a copy to (which shall not constitute notice):

c/o Oaktree Capital Management, L.P.
11611 San Vicente Boulevard
Suite 700
Los Angeles, California 90049
Facsimile: (310) 442-0540
Attention:	Ian A. Schapiro

and:

Oaktree Capital Management, L.P.
333 South Grand Avenue
Los Angeles, California 90071
Facsimile: (213) 830-6394
Attention:	Michael P. Harmon

and:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention:	Christopher J. Greeno, P.C.
Tana M. Ryan

Notices to the Osmose Entities (prior to the Closing):

Osmose, Inc.
Osmose Railroad Services, Inc.
c/o Osmose Holdings, Inc.
980 Ellicott Street
Buffalo, New York 14209-2398
Facsimile: (716) 882-5139
Attention:	James Spengler

with copies to (which shall not constitute notice):

c/o Oaktree Capital Management, L.P.
11611 San Vicente Boulevard
Suite 700
Los Angeles, California 90049
Facsimile: (310) 442-0540
Attention:	Ian A. Schapiro

and:

Oaktree Capital Management, L.P.
333 South Grand Avenue
Los Angeles, California 90071
Facsimile: (213) 830-6394
Attention:	Michael P. Harmon

and:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention:	Christopher J. Greeno, P.C.
Tana M. Ryan

12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (i) Buyer may assign this Agreement to any Subsidiary of Buyer, or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (ii) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law, provided that no assignment to any such beneficial owner or successor shall in any way affect Seller’s obligations or liabilities under this Agreement.

12.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07 No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided however, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules only to the extent it is reasonably apparent on the face of such disclosure that it relates to such section. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by Buyer, the Osmose Entities and Seller. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, misrepresentation or default.

12.09 Complete Agreement. This Agreement, including the Disclosure Schedules and Exhibits hereto and the other documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of signature pages by facsimile or by e-mail transmission in PDF format), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.11 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, including Section 5-1401 of the New York General Obligations Law.

12.12 Consent to Jurisdiction and Service of Process. The parties to this Agreement submit to the exclusive jurisdiction of the state courts of the State of New York, County of New York and the United States District Court for the Southern District of New York, in respect of all claims directly or indirectly arising out of or relating to this Agreement and the transactions contemplated hereby, and by this Agreement waive, and agree not to assert, any defense, in any Action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.04.

12.13 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, Agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.13.

12.14 No Third-Party Beneficiaries. No Person other than the parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement, other than Sections 9.02 and 9.03 (to the extent provided therein), except for the directors and officers of the Osmose Entities and their Subsidiaries solely with respect to Section 7.02.

12.15 Specific Performance.

(a) The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, each of the parties acknowledges and agrees that, subject to the other provisions of this Article 12, prior to any termination of this Agreement pursuant to Section 8.01, (i) they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including with respect to the making of required regulatory filings in connection with the transactions contemplated hereby and (ii) it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (A) the other party has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any other reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security or provide proof of actual damages in connection with any such Order or injunction.

(b) The parties further agree that (i) by seeking the remedies provided for in this Section 12.15, a party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 12.15 are not available or otherwise are not granted or satisfied and (ii) nothing in this Section 12.15 or a party’s pursuit of any rights under this Section 12.15 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.01.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, it is explicitly agreed that the right of Seller to an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s obligation to consummate the transactions contemplated by this Agreement (but not the right of Seller to such injunctions, specific performance or other equitable remedies for obligations other than to consummate the transactions contemplated by this Agreement) shall be subject to the requirements that (i) all conditions to Buyer’s obligations set forth in Section 2.01 were satisfied or waived in writing by Buyer (provided that this clause (i) shall not apply to those conditions that by their terms are to be satisfied only by actions taken at the Closing), (ii) all the conditions to the consummation of the Financing contemplated by the Debt Commitment Letter (other than any conditions that are within the control of Buyer to be satisfied, and those conditions that by their terms are to be satisfied only by actions taken at the Closing) have been satisfied or waived and the Financing is available, and (iii) Seller has irrevocably confirmed that if the Financing is funded, then it would take such actions that are within its control to cause the Closing to occur.

12.16 Remedy in Case of Financing Failure. In the event that all of the conditions to Buyer’s obligations set forth in Section 2.01 are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.03 solely due to a failure of Buyer to obtain the Financing or, if applicable, the Alternate Financing to be funded by the Financing Sources (a “Financing Failure”), then Buyer shall pay to Seller a liquidated damages payment in cash equal to $36,800,000 (the “Financing Failure Payment”), which must be paid within two (2) Business Days after such date the Closing should have occurred pursuant to Section 1.03. Notwithstanding anything to the contrary in this Agreement, it is agreed that the Financing Failure Payment is the sole and exclusive remedy of Seller and its Affiliates in the event of a Financing Failure, and that upon tendering of payment of the Financing Failure Payment in accordance with this Section 12.16, neither Buyer, any of its Affiliates or any of their respective stockholders, directors, officers, employees, Agents, or representatives, Financing Sources, or assignees (each a “Related Party” and, collectively “Related Parties”) will have any Liability to Seller or any of its Affiliates, and Seller and its Affiliates shall have no recourse or remedy with respect to Buyer or any of the Related Parties, for any matter relating to or arising out of this Agreement, the Debt Commitment Letter, or the transactions or other documents contemplated by this Agreement or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise. Each of Buyer and Seller acknowledges and agrees that the Financing Failure Payment is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate Seller in the circumstance in which the Financing Failure Payment is payable. In the event that any Action is commenced by or on behalf of Seller in order to enforce this Section 12.16, Seller shall be entitled to be reimbursed for its reasonable fees and expenses incurred in successfully enforcing this Section 12.16. For the avoidance of doubt, nothing herein shall in any way limit Seller’s remedies in connection with a termination of this Agreement in accordance with Section 8.01, or a failure of Buyer to otherwise consummate the transactions contemplated by this Agreement, other than in the event of a Financing Failure.

12.17 Attorney-Client Privilege and Conflict Waiver. Kirkland & Ellis LLP has represented the Osmose Entities and Seller. All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the parties agree Buyer shall not, and shall not cause the Osmose Entities to, seek to have Kirkland & Ellis LLP disqualified from representing Seller in connection with any dispute that may arise between Seller and Buyer or the Osmose Entities and their Subsidiaries in connection with this Agreement or the transactions contemplated hereby and in connection with any such dispute that may arise between Seller and Buyer or the Osmose Entities or Seller involved in such dispute (and not Buyer or the Osmose Entities) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Osmose Entities and Kirkland & Ellis LLP that occurred before the Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

OSMOSE ENTITIES:

OSMOSE, INC.

By:	/s/ Paul A. Goydan
Name:	Paul A. Goydan
Its:	President

OSMOSE RAILROAD SERVICES, INC.

By:	/s/ Harry A. Holekamp
Name:	Harry A. Holekamp
Its:	President

SELLER:

OSMOSE HOLDINGS, INC.

By:	/s/ James R. Spengler, Jr.
Name:	James R. Spengler, Jr.
Its:	Chairman and CEO

BUYER:

KOPPERS INC.

By:	/s/ Walter W. Turner
Name:	Walter W. Turner
Its:	President and Chief Executive Officer

Signature Pages to Stock Purchase Agreement